UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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TECO Energy, Inc.

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March 18, 2009

Notice of Annual Meeting of Shareholders

Date:	April 29, 2009

Time:	10:00 a.m.

Place:	TECO Plaza
702 North Franklin Street
Tampa, Florida 33602

Purpose: We are holding the annual meeting of the shareholders of TECO Energy, Inc. for the following purposes:

1.	To elect the three directors named in the accompanying proxy statement as nominees.

2.	To ratify the selection of our independent auditor.

3.	To re-approve the performance criteria which may be utilized in establishing specific targets to be attained as a condition to the vesting of one or more stock-based awards under the company’s 2004 Equity Incentive Plan, so as to qualify the compensation attributable to those awards as performance-based compensation under Section 162(m) of the Internal Revenue Code.

4.	To consider and act on such other matters, including the shareholder proposal on pages 28-29 of the accompanying proxy statement, as may properly come before the meeting.

Shareholders of record at the close of business on February 20, 2009 will be entitled to vote at the meeting.

Even if you plan to attend the meeting, please either: (i) mark, sign and date the enclosed proxy card and return it promptly in the accompanying envelope or (ii) vote by telephone or internet by following the instructions on the proxy card. If you attend the meeting and wish to vote in person, your proxy will not be used.

By order of the Board of Directors,

David E. Schwartz
Corporate Secretary

TECO ENERGY, INC.

P.O. Box 111 Tampa, Florida 33601 (813) 228-1111

Important Notice Regarding the Availability of Proxy Materials

for the Shareholder Meeting to Be Held on April 29, 2009:

The proxy statement and annual report to security holders are available on our website at http://AR.tecoenergy.com

TECO Energy Proxy Statement | Table of Contents

Proxy Statement

TECO Energy, Inc.

P.O. Box 111, Tampa, FL 33601

We are soliciting proxies on behalf of our Board of Directors to be voted at the April 29, 2009 Annual Meeting of Shareholders. This proxy statement explains the agenda, voting information and procedures and provides information to assist you in voting your shares. It and the enclosed proxy card are being mailed to shareholders beginning on or about March 18, 2009.

Throughout this proxy statement, the terms “we,” “us,” “our,” “the company” and “TECO Energy” refer to TECO Energy, Inc.

Voting Information

Who can vote	Only shareholders of record of TECO Energy common stock at the close of business on February 20, 2009 are entitled to vote at the meeting. As of that date we had outstanding 212,928,549 shares of common stock, the only class of stock outstanding and entitled to vote at the meeting. The holders of common stock are entitled to one vote for each share registered in their names on the record date with respect to all matters to be acted upon at the meeting.

Quorum	The presence at the meeting, in person or by proxy, of a majority of the shares outstanding on the record date will constitute a quorum. Abstentions and broker non-votes will be considered as shares present for purposes of determining the presence of a quorum.

How to vote	You may attend the meeting and vote in person, or you may vote by proxy by internet, telephone or mail. Please see your proxy card for more detailed voting instructions, or refer to the information your bank, broker or other holder of record provided to you. Please see “Attending in Person” below for information about attending the meeting. Even if you plan to attend, we request that you vote by proxy promptly. If you attend the meeting and wish to vote in person, your proxy will not be used.

How to revoke your proxy	You may revoke your proxy at any time before it is exercised at the meeting by filing with our Corporate Secretary a written notice of revocation, submitting a proxy bearing a later date or attending the meeting and voting in person.

How your votes are counted	Shares represented by valid proxies received will be voted in the manner specified on the proxies. If no instructions are indicated on the proxy, the proxy will be voted for the election of the nominees for director named below, for the ratification of our independent auditor, for the re-approval of the performance criteria contained in the 2004 Equity Incentive Plan, and against the shareholder proposal set forth below. If other matters are properly presented at the meeting for consideration, the persons appointed as proxies on your proxy card will have the discretion to vote on these matters for you. The affirmative vote of a majority of the shares represented at the meeting in person or by proxy will be required to elect each director, to ratify the selection of our independent auditor, to re-approve the performance criteria contained in the 2004 Equity Incentive Plan, and to approve the shareholder proposal. Abstentions will be considered as represented at the meeting and, therefore, will be the equivalent of a negative vote; broker non-votes will not be considered as represented at the meeting and, therefore, will have no effect on the proposals.

Attending in person	Only shareholders or their proxy holders and our guests may attend the meeting, and personal photo identification will be required to enter the meeting. At the end of this proxy statement, we have provided directions to the meeting, which will be held at TECO Plaza, 702 N. Franklin Street, Tampa, Florida. Admission will be on a first-come, first-served basis. For safety and security reasons, cameras will not be allowed in the meeting, and bags, briefcases and other items will be subject to security check.

•	For registered shareholders, an admission ticket is attached to your proxy card. Please bring the admission ticket with you to the meeting.

•

If your shares are held in the name of your broker, bank or other nominee, please bring to the meeting an account statement or letter from the nominee indicating that you beneficially owned the shares on February 20, 2009, the record date for voting.

•

If you do not present proper photo identification and an admission ticket or verification of ownership, you may not be admitted to the meeting, and if you do not present an admission ticket or verification of ownership, you will also be asked to sign an affidavit attesting to your ownership.

TECO Energy Proxy Statement | 1

Proposals Requiring Your Vote

Item 1 - Election of Directors

Our bylaws provide for the Board of Directors to be divided into three classes, with each class to hold office for a term of three years and until successors are elected and qualified at the annual meetings of shareholders. The bylaws provide that each class should be kept as nearly equal in number as possible. Ms. Penn and Messrs. Hudson and Lacher have been nominated for reelection to the class with a term expiring in 2012. Each of these nominees has consented to serve if elected. If any nominee is unable to serve, the shares represented by valid proxies will be voted for the election of such other person as the Board may designate.

The Board of Directors recommends a vote FOR each of these nominees to hold office for the term indicated above and until their successors are elected and qualified.

The Board of Directors

The following table contains information about the nominees and directors whose terms continue after the meeting. All of our directors also serve as directors of our wholly owned subsidiary, Tampa Electric Company. Information on the share ownership of each director is included under “Share Ownership” on page 7.

Nominees for election as directors at this meeting are marked with an asterisk (*).

Name	Age	Principal Occupation During Last Five Years and Other Directorships Held	Director Since	Present Term Expires
DuBose Ausley	71	Attorney and former Chairman, Ausley & McMullen, P.A. (attorneys), Tallahassee, Florida; also a director and former chairman of Capital City Bank Group, Inc. and a director of Huron Consulting Group, Inc.	1992	2011

James L. Ferman, Jr.	65	President, Ferman Motor Car Company, Inc. (automobile dealerships), Tampa, Florida; also a director of Florida Investment Advisers, Inc. and Chairman of The Bank of Tampa and its holding company, The Tampa Banking Company	1985	2011

*Sherrill W. Hudson	66	Chairman of the Board and Chief Executive Officer, TECO Energy, Inc.; formerly Managing Partner for South Florida, Deloitte & Touche LLP (public accounting), Miami, Florida; also a director of Lennar Corporation and Publix Super Markets, Inc.	2003	2009

*Joseph P. Lacher	63	Retired; formerly President of Florida operations for BellSouth Telecommunications, Inc., (telecommunications services) Miami, Florida; also a director of Perry Ellis International, Inc.	2006	2010

*Loretta A. Penn	59	President, Staffing Services, Spherion Corporation (staffing and professional services), McLean, Virginia; formerly, Senior Vice President and Chief Service Excellence Officer, Spherion Corporation; prior to that, Vice President, Spherion Corporation	2005	2009

John B. Ramil	53	President and Chief Operating Officer, TECO Energy, Inc.; also a director of Blue Cross Blue Shield of Florida, Inc.	2008	2011

Tom L. Rankin	68	Independent Investment Manager, Tampa, Florida; formerly Chairman of the Board and Chief Executive Officer, Lykes Energy, Inc. (the former holding company for Peoples Gas System) and Lykes Bros. Inc.; also a director of Media General, Inc.	1997	2010

William D. Rockford	63	Retired; formerly President, CFO and COO, Primary Energy Ventures LLC (power generation), Oak Brook, Illinois; also formerly Managing Director, Chase Securities Inc. (financial services), New York, New York	2000	2010

J. Thomas Touchton	70	President, The Witt-Touchton Company LLC (private investments), Tampa, Florida	1987	2010

Paul L. Whiting	65	President, Seabreeze Holdings, Inc., (consulting and private investments), Tampa, Florida; also Chairman of the Board of Sykes Enterprises, Incorporated, and a director of Florida Investment Advisers, Inc., The Bank of Tampa and its holding company, The Tampa Banking Company	2004	2011

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Information about the Board and its Committees

Board Meetings and Attendance

The Board of Directors held five meetings in 2008. All directors attended at least 75% of the meetings of the Board and committees on which they served, except for Mr. Rockford who attended 71%. Our policy is for directors to attend our Annual Meeting of Shareholders; in 2008, all of the continuing directors attended that meeting. In 2008, the non-management directors met in executive session at least quarterly, and the independent directors met in executive session at least once. The presiding director for the executive sessions rotates among the standing board committee chairs, with each serving a one-year term. Our current presiding director is Mr. Lacher, who will serve in this capacity until our 2009 Annual Meeting of Shareholders, after which the position will rotate to the Compensation Committee chair (Mr. Whiting).

Committees of the Board

The Board has standing Audit, Compensation, Finance, and Governance and Nominating Committees. The Audit, Compensation and Governance and Nominating Committees are comprised exclusively of independent directors as defined by the listing standards of the New York Stock Exchange. The current membership of each Committee and other descriptive information is summarized below.

Director	Audit Committee	Compensation Committee	Finance Committee	Governance and Nominating Committee
DuBose Ausley	—	—	X	—
James L. Ferman, Jr.	—	X	—	Chair
Luis Guinot, Jr. [1]	—	X	—	X
Sherrill W. Hudson	—	—	X	—
Joseph P. Lacher	Chair	—	—	X
Loretta A. Penn	—	X	—	—
John B. Ramil	—	—	X	—
Tom L. Rankin	X	—	Chair	—
William D. Rockford	—	—	X	—
J. Thomas Touchton	X	—	—	X
Paul L. Whiting	X	Chair	—	—

(1)	Mr. Guinot is retiring from the Board effective as of the date of the annual meeting.

The Audit Committee met five times in 2008; its members are Messrs. Lacher (Chair), Rankin, Touchton and Whiting. The Board of Directors has determined that Messrs. Lacher, Rankin and Whiting are audit committee financial experts as that term has been defined by the Securities and Exchange Commission, and that all of the members are independent as defined by the listing standards of the New York Stock Exchange. Additional information about the Audit Committee is included in the Audit Committee Report on page 26.

The Compensation Committee, which met five times in 2008, is composed of Ms. Penn, and Messrs. Ferman, Guinot and Whiting (Chair), all of whom are independent directors. Its primary responsibilities are to:

•	review and approve the goals and objectives relevant to CEO compensation;

•	evaluate the CEO’s performance in light of those goals and objectives;

•	determine and approve the CEO’s compensation level based on this evaluation;

•	make recommendations to the Board with respect to the compensation of other executive officers, incentive compensation plans and equity-based plans;

•	review and discuss the Compensation Discussion and Analysis with management;

•	administer and make awards under the company’s long-term incentive plan; and

•	make recommendations on proposed executive employment, severance and change-in-control agreements.

Additional information about the Compensation Committee, including information about the role of management in compensation decisions and compensation consultants retained by the Committee, is included under “Compensation Discussion and Analysis,” beginning on page 9 under the subheading “Management and Compensation Consultant Involvement.”

The Finance Committee, which assists the Board in formulating our financial policies and evaluating our significant investments and other financial commitments, met twice in 2008; its members are Messrs. Ausley, Hudson, Ramil, Rankin (Chair) and Rockford.

TECO Energy Proxy Statement | 3

The Governance and Nominating Committee assists the Board with respect to corporate governance matters, including the composition and functioning of the Board. It met twice in 2008, and its members are Messrs. Ferman (Chair), Guinot, Lacher, and Touchton. The Committee has the responsibilities set forth in its charter with respect to identifying individuals qualified to become members of the Board, recommending to the Board when new members should be added to the Board, recommending to the Board individuals to fill vacancies and nominees for the next annual meeting of shareholders, periodically developing and recommending to the Board updates to the Corporate Governance Guidelines, overseeing the annual evaluation of the Board and its committees, reviewing environmental issues and other significant corporate responsibility issues for the Board, and generally advising the Board on governance matters and practices. The Governance and Nominating Committee’s process for evaluating nominees for director, including nominees recommended by shareholders, is to consider an individual’s character and professional ethics, judgment, business and financial experience, expertise and acumen, familiarity with issues affecting business, and other relevant criteria, including the diversity, age, skills and experience of the Board of Directors as a whole. The Governance and Nominating Committee considers suggestions from many sources, including shareholders, regarding possible candidates for director, and it has sole authority to retain a search firm to identify potential director candidates and assist in their evaluation. The Governance and Nominating Committee reviews the qualifications and backgrounds of all the candidates, as well as the overall composition of the Board, and recommends to the Board the slate of candidates to be nominated for election at the annual meeting of shareholders and the composition of the Board’s committees. Shareholder recommendations for nominees for membership on the Board will be given due consideration by the Committee for recommendation to the Board based on the nominee’s qualifications in the same manner as all other candidates. Shareholder nominee recommendations should be submitted in writing to the Chairman of the Governance and Nominating Committee in care of the Corporate Secretary, TECO Energy, Inc., P.O. Box 111, Tampa, Florida 33601.

Committee Charters and Other Corporate Governance Documents

The Charters of each Committee, the Corporate Governance Guidelines, the Code of Ethics applicable to all directors, officers and employees, and the Standards of Integrity are available on the Corporate Governance section of the Investors page of our website, www.tecoenergy.com, and will be sent to any shareholder who requests them from the Director of Investor Relations, TECO Energy, Inc., P.O. Box 111, Tampa, Florida 33601. Our Environmental and Corporate Responsibility Reports are also available on the Investors page of our website.

Corporate Governance Updates

As noted above, the affirmative vote of a majority of the shares represented at the meeting in person or by proxy are required to elect each director. If shareholders do not elect a nominee who is serving as a director, Florida law provides that the director would continue to serve on the Board as a “holdover director.” In February 2009, the Board adopted a director resignation policy as part of its Corporate Governance Guidelines which provides that each director nominee must submit an advance, contingent, irrevocable resignation that the Board may accept if the shareholders do not elect the director. In that situation, our Governance and Nominating Committee would make a recommendation to the Board about whether to accept or reject the resignation. The Board would act on the Governance and Nominating Committee’s recommendation and publicly disclose its decision regarding the resignation within 90 days from the date that the election results were certified. In addition, legislation has been filed with the Florida legislature that would amend the state’s corporate laws relating to the adoption of majority voting standards. If such legislation is adopted, the Board intends to amend the company’s bylaws to adopt a carve-out providing that in contested elections, the directors are to be elected by a plurality of the votes cast, instead of a majority.

Also in February 2009, the Board determined that it does not intend to renew the company’s Shareholder Rights Plan, which was originally adopted in 1989 and was renewed for a 10-year term in 1999. The Board intends to allow the plan to expire according to its terms in May 2009.

Director Independence

The Board has determined that all of the directors except Messrs. Ausley, Hudson and Ramil meet the independence standards of the New York Stock Exchange and those set forth in our Corporate Governance Guidelines. The Board annually reviews all business and charitable relationships of directors in order to make a determination as to the independence of each director. Only those directors who the Board affirmatively determines have no relationship with us that would impair their independent judgment will be considered independent directors. After performing such a review, the Board determined that (i) Messrs. Lacher, Rankin, Rockford, and Sovey (who retired from the Board in April 2008) have no relationships with us and (ii) Ms. Penn and Messrs. Ferman, Guinot, Touchton and Whiting only have relationships with us of the type that the Board has determined to be categorically immaterial (as defined on the next page), and therefore were not considered by the Board as relationships that would affect their independence. We have ordinary course business transactions with organizations at which Ms. Penn and Mr. Ferman are officers and at which Mr. Guinot is employed, involving amounts below the limits defined in category 1, described on the next page, and we make charitable contributions to organizations at which Messrs. Ferman, Touchton and Whiting are trustees, in amounts below the limits defined in category 4, described on the next page.

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Our Corporate Governance Guidelines adopted by the Board define the following types of relationships as being categorically immaterial:

1.	If a director is an employee, or if the immediate family member of the director is an executive officer, of another company that does business with us and the annual sales to, or purchases from, us are less than the greater of $1 million or 1% of the consolidated annual gross revenues of the company for which he or she serves as an executive officer or employee;

2.	If a director is an executive officer of another company which is indebted to us, or to which we are indebted, and the total amount of either company’s indebtedness to the other is less than one percent of the total consolidated assets of the company for which he or she serves as an executive officer;

3.	If a director is an executive officer of a charitable organization, and our discretionary charitable contributions to the organization are less than $1 million or 1% of that organization’s total annual charitable receipts; and

4.	If a director serves as a director or trustee of a charitable organization, and our discretionary annual charitable contributions to the organization do not exceed the greater of $200,000 or 5% of that organization’s total annual charitable receipts. (Any automatic matching of employee charitable contributions are not included in the amount of our contributions for the purpose of this category and category 3 above.)

Categories 3 and 4 above recognize the Board’s view that its members should not avoid volunteering as directors or trustees of charitable organizations and that we should not cease ordinary course contributions to organizations for which a director has volunteered.

In addition to defining categorically immaterial relationships, the Board has also adopted the following guidelines to assist it in making the determination of whether a relationship with a board member is material or immaterial:

1.	A director shall not be independent if, within the preceding three years: (i) the director was employed by us; (ii) an immediate family member of the director was employed by us as an executive officer; (iii) the director or an immediate family member of the director received more than $120,000 in direct compensation from us, other than director fees, pension, or other deferred compensation for prior service in any 12-month period; or (iv) one of our executive officers was on the compensation committee of a company which during that same time period employed the director, or which employed an immediate family member of the director, as an executive officer.

2.	A director shall not be independent if (i) the director is a current employee or partner of our independent or internal auditor; (ii) an immediate family member of the director is a current partner of the company’s independent or internal auditor, or is a current employee who personally works on the company’s audit; or (iii) the director or an immediate family member was a partner or an employee of the independent auditor and personally worked on our audit within the last three years.

For relationships the character of which are not included in the categories in paragraphs 1 or 2 above or do not meet the categorically immaterial standards described above, the determination of whether the relationship is material or not, and therefore whether the director would be independent or not, shall be made by the directors who satisfy these independence guidelines.

Communications with the Board

The Board provides a process by which shareholders and interested parties may communicate with its members, which is described on the Corporate Governance section of the Investors page of our website, www.tecoenergy.com. Any shareholder or interested party wishing to contact our Board, or any of the non-management directors separately, may do so by mail at P.O. Box 1648, Tampa, Florida 33601, or by e-mail through the Corporate Governance section of the Investors page of our website.

Compensation of Directors

In 2008, non-management directors were paid the following compensation:

•	an annual retainer of $30,000;

•	attendance fees of $750 for each TECO Energy Board meeting;

•	attendance fees of $750 for each Tampa Electric Company Board meeting;

•	$1,500 for each meeting of a committee of the Board on which they serve;

•	an additional annual retainer of $7,500 for the Chair of the Audit Committee, and an additional annual retainer of $5,000 for each other Committee Chair; and

•	an annual grant of 2,500 shares of restricted stock vesting in three equal annual installments, which is prorated for directors who join after the annual grant date.

TECO Energy Proxy Statement | 5

Directors may elect to receive all or a portion of their compensation in the form of common stock. Directors may also elect to defer any of their cash compensation with a return calculated at either 1% above the prime rate or a rate equal to the total return on our common stock.

Pursuant to a share ownership guideline instituted in 2006, non-management directors are required to own, within five years of their election or the adoption of the guideline, an amount of common stock with a value of five times their annual retainer.

We pay for or reimburse directors for their meeting-related expenses or expenses associated with their duties as our directors, such as attending educational conferences. Occasionally expenses include those associated with travel on our corporate aircraft for Board-related events.

The purpose of the components and amounts of director compensation is to allow us to continue to attract and retain qualified Board members, tie a portion of their compensation to our long-term success and recognize the significant time commitment required of our directors. The Compensation Committee makes recommendations to the Board regarding the compensation of non-management directors by reviewing information provided by its consultant that compares the total compensation provided to our directors to total director compensation provided by the same peer group companies used for executive base salary market surveys described in the Compensation Discussion and Analysis later in this proxy statement. These peer companies were selected as being representative of companies that we compete with for qualified Board members, reflect the mix of our utility and non-utility businesses and to some extent reflect the size of our company. However, unlike the executive compensation surveys provided by the Committee’s consultant, regression analysis was not used to adjust the data to reflect our revenue scope because the many different elements that make up director compensation, and its relative insensitivity to company size as compared to executive compensation, would make that analysis less meaningful. The level of pay for our director compensation program is below the median compensation paid by the companies in this peer group, which level was based on our objective of generally providing competitive compensation but also having the flexibility to implement compensation changes over time depending on factors such as continuing improvements in our performance, the success of our corporate strategy and any future needs to recruit new directors.

The following table gives information regarding the compensation we provided to the non-management directors in 2008:

Director Compensation for the 2008 Fiscal Year

Name	Fees Earned or Paid in Cash ($) [1]	Stock Awards ($) [2]	Option Awards ($) [3]	Total ($)
Dubose Ausley	39,750	41,842	0	81,592
James L. Ferman, Jr.	52,250	41,842	0	94,092
Luis Guinot, Jr.	47,250	41,842	0	89,092
Joseph P. Lacher [4]	54,750	43,519	0	98,269
Loretta A. Penn	44,250	41,842	0	86,092
Tom L. Rankin	50,000	41,842	0	91,842
William D. Rockford	37,500	41,842	0	79,342
William P. Sovey[5]	15,250	34,539	0	49,789
J. Thomas Touchton	47,250	41,842	0	89,092
Paul L. Whiting [6]	56,750	41,842	0	98,592

(1)	Includes amounts that are payable in cash but that some directors may elect to either receive in the form of stock or defer into a phantom stock or cash account pursuant to our directors’ deferred compensation plan.

(2)	This column includes the dollar amount recognized for financial statement reporting purposes with respect to 2008 in accordance with FAS 123R for the stock awards made to the directors in 2006 through 2008. On April 30, 2008, each director who was continuing service after that date received 2,500 shares of restricted stock, which vests in three equal annual installments. The grant date fair value of the restricted stock awards computed in accordance with FAS 123R for the 2008 grants of 2,500 shares was $41,650. See Note 9, Common Stock, to the TECO Energy Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2008 for a discussion of the assumptions made in these valuations. Because Mr. Lacher joined the Board in 2006 after the annual restricted stock grants had been made that year, he received a prorated grant of restricted stock on a different date than the other directors, and therefore the amount recognized for financial statement reporting purposes under FAS 123R is different for him due to receiving the prorated grant at a different stock price and different vesting schedule. As of December 31, 2008, each director had 5,000 shares of restricted stock outstanding, except for Mr. Sovey who retired from the Board during 2008 and had 0 shares of restricted stock outstanding. Dividends are paid on restricted stock awards at the same rate paid to all shareholders.

(3)	As of December 31, 2008, Messrs. Ausley, Ferman, Rankin, Sovey and Touchton each had option awards outstanding as to 16,500 shares. The remaining directors had option awards outstanding as of December 31, 2008 as follows: Mr. Guinot: 24,500 shares; Mr. Lacher: 0 shares; Ms. Penn: 10,000 shares; Mr. Rockford: 12,000 shares; Mr. Whiting: 0 shares. Stock options have not been issued to non-management directors since 2005.

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(4)	Fees earned include $27,375 paid in the form of 1,747 shares of common stock at Mr. Lacher’s election.

(5)	Mr. Sovey retired from the Board in April 2008.

(6)	Fees were paid in the form of 3,599 shares of common stock at Mr. Whiting’s election.

Certain Relationships and Related Person Transactions

Our Board has adopted a written policy regarding the review, approval or ratification of related person transactions. A related person transaction for the purposes of the policy is a transaction between the company and one of our directors, executive officers or 5% shareholders, or a member of one of these person’s immediate family, in which such person has a direct or indirect material interest and involves more than $120,000. Under this policy, related person transactions are prohibited unless the Audit Committee has determined in advance that the transaction is fair and reasonable to the company. In the event we enter into such a transaction without Audit Committee approval, the Audit Committee must promptly review its terms and may ratify the transaction if it determines it is fair and reasonable to the company and any failure to comply with the pre-approval policy was not due to fraud or deceit.

TECO Energy paid legal fees of $1,593,074 for 2008 to Ausley & McMullen, P.A., of which Mr. Ausley is an employee. This firm, which has unique expertise in Florida regulatory and legislative matters related to the utility industry, had already been providing the company legal services prior to Mr. Ausley becoming a director. The terms of these services were comparable to what could be obtained from an unrelated third party, and the services were approved by the Audit Committee pursuant to the policy described above.

Share Ownership

Directors and Executive Officers: The following table gives information regarding the shares of common stock beneficially owned as of January 31, 2009 by our directors and nominees, executive officers named in the Summary Compensation Table below and directors and executive officers as a group. Except as otherwise noted, such persons have sole investment and voting power over the shares. The number of shares of our common stock beneficially owned by any director or executive officer did not exceed 1% of the total shares outstanding at January 31, 2009; the percentage beneficially owned by all directors and executive officers as a group as of that date was 1.9%.

Name	Shares [1]
DuBose Ausley	62,382
James L. Ferman, Jr.	74,310	[2]
Luis Guinot, Jr.	36,097
Sherrill W. Hudson	821,836	[3]
Joseph P. Lacher	22,624	[4]
Loretta A. Penn	17,500
John B. Ramil	573,565	[5,6]
Tom L. Rankin	753,928	[7]
William D. Rockford	38,113
J. Thomas Touchton	74,289
Paul L. Whiting	113,757	[8]
Gordon L. Gillette	332,393	[5]
Charles R. Black	157,256	[5]
William N. Cantrell	415,289	[5,9]
All directors and executive officers as a group (17 persons)	3,946,113	[5,10]

(1)	The amounts listed include the following shares that are subject to options granted under our stock option plans that are exercisable within 60 days of January 31, 2009: Messrs. Ausley, Ferman, Rankin, and Touchton, 16,500 shares each; Mr. Guinot, 24,500 shares; Mr. Hudson, 367,184 shares; Ms. Penn, 10,000 shares; Mr. Rockford, 12,000 shares; Messrs. Lacher and Whiting, 0 shares; Mr. Ramil, 378,874 shares; Mr. Gillette, 184,507 shares; Mr. Black 69,657 shares; Mr. Cantrell, 261,636 shares; and all directors and executive officers as a group, 1,618,678 shares.

(2)	Includes 45,429 shares owned jointly by Mr. Ferman and his wife. Also includes 2,361 shares owned by Mr. Ferman’s wife, as to which shares he disclaims any beneficial interest.

(3)	Includes 2,500 shares owned jointly by Mr. Hudson and his wife and 98,011 shares held in a margin account.

(4)	Includes 9,565 shares owned by Mr. Lacher’s wife, as to which shares he disclaims any beneficial interest.

(5)	Includes the following shares held by our benefit plans for an officer’s account: Mr. Ramil, 8,043 shares; Mr. Gillette, 10,468 shares; Mr. Cantrell, 14,462 shares; Mr. Black 12,599 shares; and all directors and executive officers as a group, 61,398 shares.

(6)	Includes 2,013 shares owned jointly by Mr. Ramil and other family members.

(7)	Includes 1,343 shares owned by Mr. Rankin’s wife, as to which shares he disclaims any beneficial interest.

(8)	Includes 35,000 shares owned jointly by Mr. Whiting and other family members; also includes 5,000 shares owned by Mr. Whiting’s wife, and 2,500 shares held in a trust of which Mr. Whiting’s wife is trustee, as to which shares he disclaims any beneficial interest,.

(9)	Includes 28,499 shares owned by Mr. Cantrell’s wife, as to which shares he disclaims any beneficial interest,

(10)	Includes a total of 88,050 shares owned jointly. Also includes a total of 49,268 shares owned by spouses, as to which beneficial interest is disclaimed, and 98,011 shares held in a margin account.

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Five Percent Shareholders: The following table gives information with respect to all persons who are known to us to be the beneficial owner of more than 5% of our outstanding common stock as of December 31, 2008.

Name and Address	Shares		Percent of Class
Franklin Resources, Inc. (“Franklin”)	15,673,053	[1]	7.4%
Charles B. Johnson
Rupert H. Johnson, Jr.
One Franklin Parkway, San Mateo, CA 94430

Manuel Moratiel Llarena	12,206,000	[2]	5.7%
Pilar Llarena Rey del Castillo
Calle Alcala, 97
Madrid, Spain
C.P: 28001

(1)	Based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 9, 2009, which reported that Franklin (and Charles B. Johnson and Rupert H. Johnson, Jr. as its principal shareholders) had sole voting power and investment power over these shares. Franklin and the Messrs. Johnson disclaim beneficial ownership of any of these shares. The Schedule 13G/A reported that Franklin Advisers, Inc. has an interest in 12,766,522 of these shares (which was 6.1% of our outstanding common stock). Certain Franklin-affiliated entities that purchased shares directly from TECO Energy have agreed to vote their shares in the same manner (proportionately) as all other shares of common stock entitled to vote on the matter, to the extent that the shares owned by them and the other Franklin-affiliated entities exceed 5% of our outstanding common stock, unless otherwise approved in writing in advance.

(2)	Based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 17, 2009, which reported that Manuel Moratiel Llarena and Pilar Llarena Rey del Castillo shared voting and investment power over these shares through their control of MDR Inversiones S.L., the direct holder of the shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Our executive officers and directors are required under Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) to file reports of ownership and changes in ownership of our securities with the Securities and Exchange Commission. Copies of those reports must also be furnished to us.

Based solely on a review of the copies of reports furnished to us with respect to 2008 and written representations that no other reports were required, we believe that our executive officers and directors have complied in a timely manner with all applicable Section 16(a) filing requirements, except that an open market purchase of 5,000 shares by Mr. Whiting was reported three days late.

Compensation Discussion and Analysis

Overview

The objectives of our executive compensation program are to enhance shareholder value by attracting and retaining the talent needed to manage and build our businesses, to incent management to create value consistent with the company’s business strategy and to link the interests of our executives to the long-term interests of our shareholders. To achieve these objectives, we pay incentives based on achievement of corporate and individual performance goals (and do not pay incentives if results do not meet a minimum corporate earnings goal), tie a meaningful percentage of executive compensation to equity-based compensation, which serves to align management’s interests with our shareholders’, and provide compensation that is competitive. As described below, individual performance is considered in making compensation decisions, as well as different measures of company performance. Also as discussed in greater detail below, our Compensation Committee reviews relevant market data provided by its consultant and targets paying our executives at approximately the 50th percentile of the benchmarks identified below, both in terms of the total direct compensation package and for each element of compensation we provide. The Committee believes that targeting pay at the 50th percentile allows compensation to remain competitive for the executives and cost-effective for the company, while allowing the Committee to take into account individual responsibilities and experience levels.

This Compensation Discussion and Analysis will explain how we use different elements of compensation to achieve different aspects of these goals of the program and how we determine the amounts of each component to pay. The Board makes executive compensation decisions after hearing the recommendations of the Compensation Committee; therefore, in all cases where we refer to Board approval, such approval is upon the recommendation of the Compensation Committee. The Compensation Committee makes decisions with respect to CEO compensation and all equity-based incentives, after consultation with the Board.

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Elements of Compensation

Our executive compensation program includes direct compensation components consisting of:

•	base salary,

•	annual incentive awards, and

•	long-term incentive awards: equity-based incentive awards weighted by value in the form of

•	70% performance shares (also referred to as performance-based restricted stock)

•	30% time-vested restricted stock.

Other elements of compensation for our executive officers include:

•	a tax-qualified defined benefit pension plan (available to all U.S. employees),

•	a supplemental retirement plan,

•	our CEO, who has pension benefits from his previous employer, does not participate in this supplemental plan

•	change-in-control severance agreements.

A substantial portion of the executive officers’ target direct compensation is tied to company performance, either by payment being contingent on achievement of company performance goals, or through the value of the compensation being tied to the value of our stock. The charts below illustrate for each of our named executive officers the amounts of compensation tied to company performance relative to other components of direct compensation. The amounts for performance-based restricted stock awards and time-vested restricted stock awards are based on the targeted value of those awards at the time of grant.

Each element of compensation, why we choose to pay each element, how the amounts are determined for each element, and the relationship between the elements, are discussed in greater detail below.

Management and Compensation Consultant Involvement

Management (primarily the CEO and Chief Human Resources Officer) provides the Committee with information and its ideas and input regarding compensation decisions, and discusses this information and the recommendations of the outside consultant retained by the Committee (identified below) in detail with the Committee and answers questions. To carry out this role, with the Committee Chairman’s knowledge and approval, management may interface directly with the Committee’s outside consultant to give its input on the design of compensation programs and policies, and the development of compensation recommendations. The

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Committee may form and delegate authority to subcommittees, and the Committee has delegated authority to management to make small restricted stock grants to non-executive officers and key employees and to allow previously granted options to be exercised for their full term following the termination of employment by certain employees. Management reports to the Committee in detail when it exercises this authority that the Committee has delegated.

The Compensation Committee has exclusive authority to retain and terminate any compensation consulting firm to assist in the evaluation of director or senior officer compensation and to approve the consulting firm’s fees and other retention terms. It has engaged Towers Perrin to help the Committee identify market trends in executive compensation, provide market data to help the Committee determine appropriate compensation levels and components, and aid the Committee in its overall assessment of the executive compensation program, taking that data and information into account. Representatives of Towers Perrin attend the Committee’s meetings at the invitation of the Chairman of the Committee and are also in contact directly with him from time to time.

Review of Total Compensation and Tally Sheets

As part of its evaluation process in making its compensation decisions for 2008, the Compensation Committee reviewed tally sheets prepared by the consultant regarding each executive officer. The tally sheets prepared for the executive officers showed each element of compensation discussed above and the total compensation paid to the executive officers for 2006, 2007 and as proposed for 2008 and percentage changes year over year. The tally sheets also showed the value of each executive officer’s total equity holdings, for both vested and unvested or restricted holdings. Finally, the tally sheets showed the amounts that would be payable to each executive officer in the event of voluntary termination, termination for cause, termination without cause, and termination in connection with a change in control of the company. The amounts payable upon the various termination scenarios included cash, equity, retirement benefits and excise tax gross-up, if and as applicable to each scenario, including the value of the supplemental executive retirement plan lump sum benefit and present value of the tax-qualified defined benefit plan annuity, if applicable. The Committee reviews this information in order to be aware of how its decisions with respect to one element of compensation affect the total package that we are providing and how it relates to previous years, and the total amount executive officers would be receiving, including the value of equity awards, under various termination scenarios. The Committee also reviews information which shows the total for each executive officer’s proposed salary, target bonus and grant date value of equity awards for the year compared to average total compensation of similar positions in general industry, the energy services industry and combined (weighted and scaled as discussed under “Market Assessments”). Reviewing this information allows the Committee to make an overall assessment of the reasonableness of the total compensation that the company is providing to its executive officers. In reviewing this information, the Committee also considers internal pay equity, as it believes the executive compensation program must be internally consistent and equitable in order for it to achieve the objectives as outlined in the overview of this CD&A. The Committee considers internal pay equity both in terms of the compensation of each executive officer as compared to the CEO, and within the senior officer group as compared to each other, considering individual responsibilities and experience levels. The Compensation Committee reviewed the tally sheet information, market data, and internal pay equity considerations, and determined that the policies discussed below for determining the amounts of compensation to provide for 2008 were most appropriate for achieving the objectives of the executive compensation program. The Compensation Committee believes that the compensation program provides appropriate incentives and does not encourage executives to take excessive business risks by (i) having a mix of annual incentive goals, so that there is not undue pressure to achieve one measure of success without considering the impacts on other aspects of the business; (ii) providing a significant portion of compensation based on company performance while still paying a certain amount of fixed compensation; (iii) not granting stock options.

Market Assessments

Our Compensation Committee reviews relevant market data provided by its consultant when making decisions regarding the executive officer’s total compensation package and for each element of compensation we provide. The Committee’s consultant performs market assessments to provide this data to the Committee regarding compensation provided at companies in our industry and similar sized companies in general industry. Because market assessment data is used for different elements of our compensation program, the peer companies used for this data vary depending on the element being researched and the objective of that element of compensation, as described below.

For base salary data, the Committee’s consultant, at least every other year, compiles data from the consultant’s proprietary database regarding compensation paid by approximately 100 companies in the energy services industry and 750 companies in general industry. The consultant uses regression analysis to scale the compensation amounts from their databases to reflect our revenue scope. At the beginning of 2008, this data was weighted 75% for energy services companies and 25% for general industry for TECO Energy officers, to reflect the mix of our utility and non-utility businesses. The Committee evaluates this weighting of energy services and general industry data at least annually to ensure that it is reflective of the mix of our businesses and makes changes to the weightings as needed. The Committee reevaluated this weighting in April 2008 and determined to update the weighting to 85% energy services companies and 15% general industry. Because the weighting was changed mid-year, compensation decisions made at the beginning of the year regarding salaries and annual incentive opportunities were made based on the earlier weighting, and decisions made later in the year regarding equity incentive grants were made based on the updated weighting. Since general industry companies on average

10 | TECO Energy Proxy Statement

grant higher levels of equity incentives than energy services companies, this mid-year change increasing the weighting of energy services companies resulted in slightly lower levels of equity awards being granted than would have been granted under the previous weighting. For utility company presidents, only energy services data is used for comparison. The consultant also provides data which shows salary movement in energy services and general industry.

For determining the target amount of the annual incentives and the amount of equity-based incentive awards, the Committee’s consultant uses the same data as is used for base salary, and determines the amount of annual incentive opportunities and equity-based incentive awards provided to executives in comparable positions based on their salary grades. For this analysis, the consultant uses financial modeling to determine the present value of equity incentives based upon the terms and conditions of the grant at the time of grant and the expected future gains to be derived from that grant. The model is applied uniformly to all the companies in the relevant database.

In 2007, the consultant provided data regarding executive retirement and benefits practices using a group of approximately 125 general industry companies from the consultant’s database and a group of approximately 15 energy services companies from this database primarily focused on electricity generation, transmission and distribution. Our revenues were at approximately the 50th percentile of the revenues for this latter group. To further compare the prevalence of the types of executive retirement plans and benefits being offered in the electric utility industry, the consultant also provided data from the proxy filings of 17 public companies in the electric utility industry with revenues in the range of one-half to 2 times our revenues or that operated in the Florida utility market, and therefore were our most direct competitors for talent. The energy services companies from the consultant’s database and from the proxy filings that were used for comparing our executive retirement and benefits practices are listed on Appendix A to this proxy statement.

The payout of the “relative performance goal” described under “Annual Incentive Awards” is determined by comparing our performance (earnings per share and return on equity) to the approximately 50 energy services companies tracked by Regulatory Research Associates, an independent research organization which provides research and consulting services regarding public utility regulation and the electric utility industry. A listing of these companies is included in Appendix A to this proxy statement. This organization calculates earnings per share for all of the companies using results excluding charges and gains (i.e., the “non-GAAP results” we refer to under “Annual Incentive Awards,” below) so that results can be compared based on normal business operations without taking into effect gains or losses which could skew comparative results. Return on equity is calculated by dividing earnings per share by average book value for the year.

The payout of the performance shares is based on our performance (total shareholder return) compared to the companies listed in the Dow Jones Electricity and Multiutility Groups, which are also included on Appendix A to this proxy statement.

Base Salary

Why we pay base salary: Base salary is designed to provide each executive with a fixed amount of annual compensation that is competitive with the marketplace. We believe this is important to allow us to continue to attract and retain highly qualified executives. Having a certain level of fixed compensation also provides stability, which allows our executives to stay focused on business issues.

How amounts of base salary are determined: The Board assigns each executive officer to a salary grade based on (i) the officer’s experience level, (ii) the officer’s duties and scope of responsibility, and (iii) a market assessment of the median compensation paid to executives with similar positions. This market assessment is discussed more fully under the caption “Market Assessments” above. The Compensation Committee uses the data provided by its consultant to recommend a salary range for each grade, with the midpoint of each range being at the 50th percentile of the salaries of the companies used in the survey (scaled and weighted as described above), and with the upper and lower ends of the range being 20% above and below that midpoint to allow the Committee to consider the other variables described below. Each year the Committee recommends adjustments to the salary ranges based on surveys by its outside consultant of expected changes in compensation levels at this same mix of energy services and general industrial companies. The Committee believes this data is a useful tool to ensure that our salaries remain competitive. The Committee also believes that having ranges and considering other variables, such as individual circumstances, allows it to tailor salaries to reflect individual officer’s responsibilities and experience levels. In 2008, the Board increased salary ranges for all officer grades by 2.5% based on a study of job market data showing that the national average for salary structure movement for both the energy services industry and for general industry.

After setting the salary ranges for each grade, the Committee then adjusts the base salary for the CEO and recommends adjustments to the base salaries for the other executive officers. In assessing base salary adjustments for the executive officers, the Committee takes into account the midpoint of the officer’s assigned salary grade, the Committee’s evaluation of each executive officer’s individual performance and responsibilities, and the job market data described above. The Committee evaluates individual performance and responsibilities by reviewing a written assessment provided by the executive officer and by the CEO or COO (depending upon to whom the particular executive officer reports), and by reviewing the company’s performance and that executive officer’s contribution to that performance. Based on these factors, in 2008, the Committee, after consultation with the Board, increased the CEO’s salary by 3.5% and recommended increases for the other named executive officers of approximately 3.5%. The Committee believes these were appropriate salary adjustments given the relevant job market data, each officer’s performance and responsibilities and the other mix of compensation being provided, as they kept salaries close to the 50th percentile while allowing for consideration of individual circumstances. All of our named executive officers’ salaries for 2008 were within 7% of the midpoint of their respective salary grade ranges.

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Annual Incentive Awards

Below is information regarding our annual incentive award program, which is normally a cash award we make based on achievement of annual performance measures. (Periodically we have paid a portion of the annual incentive awards in the form of stock, for example, the 2008 awards to executive officers were paid in the form of 50% cash and 50% restricted stock, which vests in one year.) The annual incentive awards are reported in the Summary Compensation Table under the heading “Non-Equity Incentive Plan Compensation.”

Why we pay annual incentives: Our annual incentive program provides for incentive awards based on the achievement of corporate and individual performance goals. The annual incentive awards are designed to reward current performance by basing payment on the achievement of both quantifiable performance measures that reflect contribution to our business and on the achievement of quantitative and qualitative individual goals tailored to each officer’s responsibilities. The annual incentive program is intended to encourage actions by the executives that contribute to our operating and financial results and to achieve other goals that the Board has recognized as important for the success of our businesses.

2008 Annual Incentive Summary:

The following table summarizes the 2008 Annual Incentive Awards, which are described below:

Performance Measure	Component Weighting for TECO Energy Officers	Component Weighting for Applicable Operating Company President	Threshold (50% Payout)	Target (100% Payout)	Maximum (150% Payout)	Actual Achievement in 2008	Achievement Percentage
TECO Energy Income Goal	50%	15%	$167.4 million	$209.3 million	$240.7 million	$183.3	68.97%
Tampa Electric Income Goal	0%	40%	$136.6 million	$151.8 million	$167.0 million	$137.5	52.96%
Peoples Gas System Income Goal	0%	40%	$23.8 million	$26.5 million	$29.1 million	$27.1	111.54%
TECO Energy Relative Performance Goal (EPS/ROE)	15%	10%	Payout prorated between 0% and 150% for performance above the median but below top quarter. Performance in top quarter of companies = 150% payout.			Information not available until April
Individual (Business Plan) Goals	30%	30%	Level of achievement can range from 0% to 200%			Varies depending on individual
Leadership Goal	5%	5%	Level of achievement can range from 0% to 150%			Varies depending on individual

How annual incentive opportunities are determined: The amount of the annual incentive awards is based on a target award percentage and the level of achievement of several different goals which the Board approves for each executive officer at the beginning of the year, as described in the next paragraphs. As described in greater detail below, the annual incentive goals overall were weighted 65% for achievement of corporate financial performance goals (both absolute performance and performance relative to peers) and 35% for achievement of each officer’s individual goals. These goals and their relative weightings were selected in order to have a substantial portion of the annual incentives be directly tied to corporate financial performance, while still basing a portion of the annual incentive on individual performance. For TECO Energy officers, 15% of the total annual incentive award was based on our financial performance relative to peer companies, and for the presidents of our operating companies, 10% of their annual incentive awards were based on this relative performance goal (reflecting that they have less control over the results of TECO Energy). This portion of the annual incentive goal is referred to throughout this CD&A as the “relative performance goal,” and the peer companies used for this goal are described under “Market Assessments” above.

Target Award Percentage: At the beginning of the year, the Compensation Committee set a target award percentage for the CEO and recommended a target award percentage for each of the other officers that they would receive if the performance goals were met. To determine the total annual incentive opportunity for the officer, the target award percentage was multiplied by the officer’s base salary. Target award percentages are selected based on the job market data described under “Market Assessments,” above. Using this data, they were established at a level that, when combined with each officer’s base salary, will provide a fully competitive total cash compensation opportunity by keeping the total salary plus incentive opportunity at approximately the 50th percentile of that benchmark. Another consideration in setting the target award percentage is that the portion of compensation “at risk” (i.e., the target award level) is reflective of the level of that officer’s accountability for contributing to bottom-line results and the degree of influence that officer has over results and competitive practice. In 2008, the target award percentages were set at 80% for the Chief Executive Officer and between 40% and 70% for each of the other named executive officers, as shown in the table on page 14.

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Goals: The Board approved goals for each executive officer and the proportion of the total incentive award each goal represented. The specific weighting of the goals that comprised the annual incentive award goals for 2008 are shown in the table above. As indicated in that table, the goals were a mix of (i) earnings from continuing operations before charges and gains (which is referred to throughout this Compensation Discussion and Analysis as our “income goal” and is calculated on the same basis as the results we refer to in communications with investors as our “non-GAAP results”), and (ii) quantitative and qualitative performance goals specific to each officer’s duties, such as management of specific business issues to a positive outcome, ensuring completion of identified action items and meeting safety record goals (which is referred to as each individual officer’s “business plan goal”).

The Board set threshold, target and maximum goals for the income goal as shown in the table. Threshold performance represented the minimum performance that still warranted incentive recognition for that particular goal (paid at 50% of the target award level), and maximum performance represented the highest level likely to be attained (paid at 150% of the target award level). The target income goal was set at achieving the business plan income target at the TECO Energy level and at each operating company, and the threshold and maximum goals were set at different percentages of achievement of the business plan, depending on the level of unpredictability of results at each company. TECO Energy officers’ income goals were based on TECO Energy income, whereas Mr. Black’s and Mr. Cantrell’s income goals were based on the Tampa Electric and Peoples Gas business plans, respectively.

Under the terms of the incentive plan, if TECO Energy’s threshold income goal is not achieved, then no incentive awards are paid to any officer, including the operating company officers.

The relative performance goal is based on earnings per share growth and return on equity relative to other companies in the energy services industry, as described in more detail in the next section.

Setting the Goals for 2008: The target income goals for each of TECO Energy, Tampa Electric and Peoples Gas are shown in the table above. The threshold goal was set at 80% achievement of those goals for TECO Energy, and 90% achievement of the respective income goal at Tampa Electric and Peoples Gas. The maximum goals were based on achieving 115% of those goals at TECO Energy, and 110% of the respective income goal at Tampa Electric and Peoples Gas.

To set individual performance goals, at the beginning of the year, each executive officer worked with the person he or she reported to in order to identify individual goals that would help the company achieve its overall business plan goals. Each officer also set a leadership goal in which he or she identified actions that would demonstrate effective leadership and implementation and reinforcement of the company’s core values. These individual goals were then reviewed by and discussed with the CEO, or the COO with respect to operating company presidents, and then presented to the Compensation Committee for review and approval. The individual goals for the TECO Energy officers pertained to leading and overseeing major projects, transactions and initiatives that contribute to the overall achievement of the business plans for the year. The individual goals for the operating company presidents pertained to meeting financial targets and safety records, and leading and completing initiatives and projects for those companies. The individual goals related to actions that would contribute to the success of the business plans, and were unique to each officer’s position and scope of responsibility. For example, Mr. Hudson’s individual goals were based on his success in achievement of the business plan and overseeing the strategic planning for TECO Energy and the operating companies, and achievement of cost management and investor communications initiatives.

How annual incentive awards are calculated: After the end of each year, the Committee calculates the amount of the annual incentive awards by:

•

Determining the actual degree of achievement for each goal at the corporate, operating unit and individual level (levels of achievement for each goal can range from 0% to 150%, except that the individual business plan goal can range up to 200%);

•	Multiplying levels of goal achievement by the weightings assigned to each goal;

•	Multiplying the total by the target award, producing the calculated award; and

•

Reviewing the calculated award in light of the participant’s total performance during the year, and adjusting it if it determines that the plan formula would unduly penalize or reward management. In such cases, awards may be increased or decreased to better meet the plan’s intent of relating rewards to management performance. In no event can the total payout exceed 150% of the target.

For the relative performance goals, the degree of achievement is determined based on our ranking, as described under “Market Assessments,” above, on a schedule of earnings per share and return on equity for approximately 50 public companies engaged primarily in the electric utility industry tracked by Regulatory Research Associates, which are listed on Appendix A to this proxy statement. Our goal achievement level is dependent on our ranking within this list for each of the two elements of this goal (earnings per share growth and return on equity). If our performance is below the median, there is no payout for that element of the goal. If our performance ranks in the top quarter of those companies for both elements, the goal is paid out at 150%, and if we are above the median but below the top quarter, pay out is prorated linearly between 0% and 150%, based on where we rank on the list for each

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element. This formula is meant to recognize exceptional performance for the year at above the 100% level, while only providing a payout for performance that is better than our peers. In 2007, our performance was in the top quarter for earnings per share growth and return on equity, resulting in a payout of 150% for this goal.

Determining Level of Achievement of the 2008 Performance Goals: Non-GAAP results for 2008 were $183.3 million at TECO Energy, $137.5 million at Tampa Electric, and $27.1 million at Peoples Gas. The Non-GAAP reconciliation table included in our Annual Report on Form 10-K for the year ended December 31, 2008, shows how these amounts were calculated.

Achievement of the individual quantitative and qualitative performance goals were determined based on a performance evaluation of each executive officer with respect to each specific goal which (except in the case of the CEO) is first reviewed by the CEO with respect to certain executive officers and by the COO with respect to each operating company president and then presented to the Compensation Committee for its evaluation for all executive officers, including the CEO.

The levels of achievement of the different goals were multiplied by the weightings assigned to those goals, and then multiplied by the target percentage that had been set at the beginning of the year for each named executive officer. The 2008 calculations for the named executive officers were:

Name	Target Award Percentage	Target Award Amount*	Actual Incentive Award Amount */As Percentage of Base Salary
Sherrill W. Hudson	80%	$561,808	$574,928 / 69.6%
John B. Ramil	70%	$317,730	$325,150 / 60.9%
Gordon L. Gillette	60%	$232,305	$237,730 / 52.2%
Charles R. Black	55%	$182,387	$164,209 / 44.6%
William N. Cantrell	40%	$125,640	$145,828 / 41.8%

*	Not including portion of incentive award attributable to the relative performance goal, the achievement of which cannot be calculated until a later date. See footnote 3 to the Summary Compensation Table.

Equity Incentive Awards

The long-term incentive component of our compensation program consists of equity-based grants, which in 2008 were in the form of restricted stock.

Why we grant equity incentive awards. These grants are designed to create a mutuality of interest with shareholders by motivating the executive officers and key personnel to manage the company’s business so that the shareholders’ investment will grow in value over time. Our executive officers receive performance shares and time-vested restricted stock. In 2008, 70% of the value of our long-term incentives was granted in the form of performance shares, which are shares of restricted stock vesting three years after the date of grant in an amount that is based on our total return over those three years as compared to the companies listed in the Dow Jones Electricity Group and Multiutility Group. The performance shares, which are intended to directly tie an amount of compensation to a long-term performance measure relative to other companies in the industry, will be forfeited if the executive leaves during those three years and are not paid out at all if performance is in the bottom quarter of our peers (more details on this calculation are described in the next paragraph). The other 30% of the value of our long-term incentives was granted in the form of time-vested restricted stock, which vests three years after the date of grant. The ultimate value of these shares to the executives is dependent on our stock price, which aligns their interest in stock value appreciation with our shareholders’, and the three-year vesting period aids in the retention of our executives since the shares would be forfeited upon departure from the company within the three-year period. Currently, none of our executive officers owns more than 1% of our outstanding common stock (including options granted in previous years), and at this level of ownership the Compensation Committee believes that granting additional equity awards still provides a valuable incentive that will further increase the tie between performance and compensation.

In granting equity incentive awards, the Committee is aware that each year in the late March-April time frame, the restricted stock granted three years earlier will vest if the applicable vesting conditions are met and, thus, each year at about this time, shares may be sold by the executive officers or withheld by TECO Energy to pay the taxes due upon vesting. Accordingly, investors who see the reported sales of these shares by executive officers should not assume that such sales represent negative views of the company’s prospects by the executive officers.

How the amounts of equity incentive awards are determined. The Compensation Committee’s policy with respect to the amount of equity incentive grants has been to base individual awards on an annual study conducted by its outside consultant comparing the value of long term incentive grants to salary levels in the energy services industry and in general industry. For this purpose, proposed equity incentive grants were valued based on a recent stock price at the time of grant (the closing price on April 15, 2008 of $16.43 was used for the 2008 grants) using the same binomial model that is also used to determine compensation expense under FAS 123R. The competitive market for the purposes of this data is the information weighted 85% for energy services and 15% for general industry sectors as described under “Market Assessments.” The Committee also looks at the total number of shares subject to equity incentive awards in relation to the total number of our outstanding shares. The 2008 grants (including grants to all employees who receive them) were about 0.3% of our outstanding shares. As discussed above, equity incentives in 2008 were granted in the form of 70% performance based restricted stock and 30% time-vested restricted stock. This mix is meant to tie the largest percentage

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of the equity incentives directly to our performance relative to companies in our industry, with the value of the remaining incentives also being tied to shareholder return and continued service. The Committee does not grant stock options because it previously determined that restricted stock grants more closely serve the goals of tying compensation levels to company performance and promoting long-term retention of executives. Also, by granting restricted stock instead of stock options, fewer shares are used to deliver the same value to employees, which means less dilution to shareholders.

In 2008, the Committee granted equity incentive awards at the 50th percentile (by grant date value) of the market as shown in the data provided by its consultant, as described under “Market Assessments,” above. Generally, it targets granting equity incentive awards at the 50th percentile of this market data, as it believes it is appropriate given that one of the program’s goals is to remain competitive with the marketplace. The Committee also reviewed information that showed total equity holdings for each executive officer, including vested and unvested awards and the total value of those holdings. The Committee determined that the amount of equity incentive awards it granted in 2008 was appropriate because levels of equity ownership are still at levels at which additional equity grants are meaningful incentives for our executives. The Committee also reviewed information with respect to the estimated total and annual accounting expense associated with the equity incentive grants. Using this information, the Committee made equity incentive award grants at a level that it believes will enable us to continue to attract, retain and motivate our executives, control dilution and maintain reasonable annual accounting expense.

The number of the performance shares ultimately received by the executive officers is based on the total return of our common stock over a three-year period relative to that of peer companies, as further described after the compensation tables under “Performance Share Formula, Equity Award Vesting Schedules and Payment of Dividends.” The Committee determined that this design for payout best reflects the objective of granting the performance-based restricted stock by directly tying the amount received to total return relative to a group of our peers, and that the payout formula provides incentive for exceptional performance while still serving as a retention incentive. In 2008, the performance shares granted in 2005 were forfeited, since our total return over that three-year period was in the bottom one-third of the peer companies.

The time-vested restricted stock granted in 2008 vests in a single installment following three years of continued service.

Expensing of Equity. The amounts reported under the Stock Awards and Option Awards columns in the Summary Compensation Table on page 17 reflect the dollar amount recognized for financial statement reporting purposes with respect to the fiscal year in accordance with FAS 123R, including expense recognized each year for stock and option grants made in years prior to the year of grant. Under FAS 123R, stock and option award expense is generally spread out over the vesting period of the grant. However, because Mr. Hudson reached the age at which, under the terms of our equity awards, vesting is accelerated at retirement, the full grant date present values of his stock and option grants are required to be expensed immediately at grant. Therefore, the amounts shown for him in these columns represent the full grant date present value of the grants he received each year. The amounts shown for him in these columns for 2006 also include expense attributed to his outstanding equity grants from prior years which had not been previously expensed. This accounting treatment causes the values reported for Mr. Hudson to be different (and in most cases, higher) than they would have been if the expense of his grants had been spread out over the applicable vesting periods, as they are for the other officers in the table. See footnote 6 to the Summary Compensation Table for additional information. Also, pursuant to the accounting rules regarding equity award expensing, because our performance-based restricted stock awards have market-based criteria, when these shares are forfeited (as they were in 2008) the expense recognized for such equity awards is not reversed. A supplemental table has been included in footnote 1 to the Summary Compensation Table to show the total amount expensed for the 2005 performance-based restricted stock grants for each named executive officer, which shares were forfeited in 2008.

Equity Award Grant Date and Stock Option Exercise Price. The Compensation Committee has a long-standing practice of making annual equity-incentive award grants, including, in prior years, stock options, on the date of our annual shareholders’ meeting. On selected occasions it has granted equity incentives upon election of a new executive officer. In all cases, the grant date was the same day that the Committee approved the grant. Stock options have not been granted since 2006. When they were granted, the exercise price for all stock options was set at the fair market value on the date of grant, which was determined by averaging our high and low stock price on the day preceding the date of grant. This was consistent with how we calculated fair market value for other purposes, such as the fair market value of the other equity incentive awards and for tax purposes upon exercise of options, for example.

Stock Ownership Guidelines; Hedging Prohibition. The Board has adopted stock ownership guidelines of five times base salary for the CEO and three times base salary for the other executive officers. These guidelines, which allow the executives five years to acquire this amount of stock and do not recognize stock options as shares owned, have been in place since 1996. The Committee reviews share ownership on an annual basis to ensure continued compliance with these guidelines. For purposes of the guidelines, stock ownership includes directly held common stock, time-vested restricted stock, performance shares and indirectly held shares that are considered beneficially owned under applicable SEC rules (not including stock options). The Board has also adopted a policy prohibiting our executive officers from engaging in hedging transactions with respect to our stock. We believe that these guidelines and policies are appropriate for ensuring that our executive officers hold a sufficient amount of our equity to ensure that there is a mutuality of interest between our executive officers and our shareholders.

TECO Energy Proxy Statement | 15

Other Elements

For our named executive officers, other than our CEO, the amount of compensation shown under the All Other Compensation column of the Summary Compensation Table represents approximately 3% or less of their total compensation for the year. These amounts represented mainly company matches to our defined contribution plan, a benefit that is available to all of our employees that contribute to the savings plan. We also pay an annual premium of $312 for a $100,000 supplemental life insurance policy for each of our officers and key employees. In 2004, we hired Sherrill Hudson, who was at that time serving as one of our independent directors, to be our CEO. As a long-time resident of Miami, the Board recognized that he would retain his residence there, and therefore has provided him a housing and travel allowance of $5,000 per month. The Board also determined that, in recognition of Mr. Hudson’s retaining his residence in Miami, it was appropriate that he be able to use our corporate aircraft, and in 2008 the incremental cost to the company for such use was $46,902, as shown in the All Other Compensation column of the Summary Compensation Table.

We also have a supplemental retirement plan which provides benefits at a level that are not available under the tax-qualified plan and is meant as an additional aid in attracting and retaining officers in key positions. As discussed above, our CEO does not participate in the supplemental retirement plan. The Committee reviews the terms and benefits of this plan from time to time, and the consultant provides the Committee with market data showing the prevalence of similar plans at the relevant peer group as discussed under “Market Assessments,” above, and the benefits provided by those plans. In order to meet the objective of the compensation program to remain competitive with the market, the Committee considers this data to ensure that the retirement benefits are competitive. This also allows the Committee to continue targeting the 50th percentile for the other compensation provided to ensure that the total compensation package is competitive.

We also have change-in-control agreements with each of our executive officers. These agreements are all “double-trigger” arrangements, meaning that payments are only made if there is a change-in-control of the company or one is being contemplated and the officer’s employment is terminated without cause or the officer terminates employment for good reason. The agreements for all our executive officers are the same, and are discussed in greater detail under “Post-Termination Benefits.” The Committee’s consultant reviews the level of benefits in these agreements and provides an assessment of their reasonableness given practices in the market. We believe that providing these agreements helps increase our ability to attract, retain and motivate highly qualified management personnel and encourage their continued dedication without distraction from concerns over job security relating to a change in control of the company. In 2008, the agreements with executive officers were amended to provide that an excise tax gross-up will only be paid if the total payment due in connection with a change-in-control exceeds the amount at which an excise tax is first imposed by at least 10%.

Tax Considerations

Under Section 162(m) of the Internal Revenue Code, we will not receive a federal income tax deduction for compensation to any named executive officer that exceeds $1 million, unless the compensation is “performance-based” as defined in the Code. Compensation attributable to performance-based restricted stock and stock options is not subject to the Section 162(m) limit because it is performance-based under Section 162(m). The Committee tries to maintain the deductibility of compensation to the greatest extent possible; however, its main objective in making compensation decisions is to provide compensation that best meets the goals of the compensation program. Therefore, while the tax impact of any compensation arrangement is one factor to be considered, such impact is evaluated in light of the objectives of the compensation program, and from time to time, compensation may be awarded that is not fully deductible if necessary to meet the objectives of the program as described above.

2009 Compensation Decisions

In February 2009, the Compensation Committee and the Board determined to freeze salaries for the named executive officers at their 2008 levels and to pay 2008 annual incentive awards in the form of 50% cash and 50% restricted stock. The weightings of the annual incentive plan goals for 2009 were also changed compared to 2008 to increase the proportion of the incentives that are based on company financial performance to 80% of the annual incentive awards. The Committee is also pursuing implementation of an incentive compensation recovery policy (“claw-back” policy). The Committee and the Board believes these actions are appropriate given the current economic environment and to further strengthen the tie between executive compensation and company performance.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion & Analysis with management and, based on this review and discussion, has recommended that it be included in this proxy statement.

By the Compensation Committee,

Paul L. Whiting (Chairman)

James L. Ferman, Jr.

Luis Guinot, Jr.

Loretta A. Penn

16 | TECO Energy Proxy Statement

The following tables give information regarding the compensation provided to our Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers as of December 31, 2008.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Stock Awards[1] ($)	Option Awards [1,2] ($)	Non-Equity Incentive Plan Compensation [3] ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings [4] ($)		All Other Compensation [5] ($)		Total ($)
Sherrill W. Hudson [6] Chairman and Chief Executive Officer	2008	826,189	2,501,325	11,072	574,928	24,195		122,869	[7]	4,060,578	[8]
	2007	798,250	2,341,958	84,217	850,360	15,584		90,070		4,180,439	[8]
	2006	775,000	2,082,029	664,969	570,369	15,605		95,180		4,203,152	[8]
John B. Ramil President and Chief Operating Officer	2008	534,000	860,348	43,624	325,150	330,199		14,869		2,108,190
	2007	515,000	796,046	126,641	469,227	631,650		14,322		2,552,886
	2006	500,000	716,637	230,010	335,063	233,751		9,091		2,024,552
Gordon L. Gillette Executive Vice President and Chief Financial Officer	2008	455,500	519,546	24,956	237,730	256,087		10,305		1,504,124
	2007	439,810	507,018	76,412	339,515	305,719		9,594		1,678,068
	2006	427,000	463,192	145,876	237,339	236,482		6,729		1,516,618
Charles R. Black President, Tampa Electric	2008	368,460	331,496	16,819	164,209	234,729		10,030		1,125,743
	2007	356,000	307,251	48,335	250,898	612,765		8,311		1,583,560
	2006	345,000	246,952	83,675	179,712	535,686		7,128		1,398,153
William N. Cantrell President, Peoples Gas System	2008	349,000	279,402	14,051	145,828	28,135		15,241		831,657
	2007	345,000	287,071	44,403	148,714	—	[9]	11,540		836,728
	2006	345,000	319,735	91,130	144,461	41,294		5,532		947,152

(1)	The amounts reported for stock and option awards reflect the dollar amount recognized for financial statement reporting purposes with respect to the fiscal year in accordance with FAS 123R (without regard to estimated forfeitures related to service-based vesting conditions). See Note 9, Common Stock, to the TECO Energy Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2008 for a discussion of the assumptions made in valuations of equity grants. Except as described in footnote 6 regarding Mr. Hudson’s grants, compensation cost of stock and option awards is recognized over the vesting period, and therefore the values shown in these columns include amounts expensed in the current year for grants made in previous years (see the narrative following the Grants of Plan Based Awards table for a description of the vesting schedule and conditions). As noted in the CD&A under “Expensing of Equity”, the accounting treatment of performance-based restricted stock is dependent on the type of measurement used to determine the payout. The payout of the company’s performance-based restricted stock is based on achievement of a market-based measurement (comparing our total shareholder return to those of peer companies) as opposed to an internal measurement (such as EBITDA). If payouts were based on achievement of internal metrics instead of shareholder return, the expense for those shares would have been calculated differently throughout the vesting period and, if the shares are not paid out, the expense would be reversed in accordance with applicable accounting standards. Since the company uses an external measurement to determine the payout of the performance-based restricted stock, the applicable accounting rules do not permit the reversal of the expense for those shares when they are not paid out. Because the actual accounting expenses associated with stock grants are used to determine the values reported in the Stock Awards column, we are providing a supplemental table identifying the total expense that has been recognized with respect to the 2005 performance-based restricted stock grants over the life of those grants. As noted in the CD&A, these shares were forfeited in 2008 due to the company’s performance for that three-year period.

TECO Energy Proxy Statement | 17

Supplemental Information Regarding Stock Awards
Name	Total Expense Recognized in 2005 - 2008 for 2005 Performance - Based Restricted Stock Awards
Sherrill W. Hudson	$1,328,720
John B. Ramil	670,168
Gordon L. Gillette	473,896
Charles R. Black	281,501
William N. Cantrell	258,259

(2)	Stock options have not been granted since 2006.

(3)	The amount shown in this column reflects the annual incentive award earned for the applicable year, but for 2008 does not include the 10% or 15% portion of each executive officer’s annual incentive award which is based on the relative performance goal. As discussed in the CD&A, the relative performance goals is based on our annual earnings per share growth and return on equity relative to that of other companies in the industry and is determined using comparative data that does not become available until after the time of printing of the proxy statement. This portion of the annual incentive award for 2008, if any, is expected to be determined on approximately April 29, 2009 and will be reported on a Form 8-K and in next year’s proxy statement. As noted in the CD&A, the relative performance goal was achieved at 150% in 2007. The amount the named executive officers received for achievement of the relative performance goal for 2006 and 2007 is included in the amounts reported in the non-equity incentive plan column for those years. The 2008 annual incentive awards were paid in the form of 50% cash and 50% restricted stock (based on the stock closing price on February 3, 2009 of $12.15).

(4)	This column shows the change in the actuarial present value of the benefits that would be provided under our tax-qualified defined benefit plan and our supplemental retirement plan. This value is calculated based on variables such as average earnings and years of service, and therefore a larger increase in value may be attributable, for example, to an increase in pay, year over year. Other factors affecting the present value include interest rates and the age of the officer. See pages 22-23 for a description of our retirement plans. The change in value attributable to the tax-qualified plan in 2008, 2007 and 2006, respectively, was: $24,195, $15,584 and $15,605 for Mr. Hudson; $43,280, $11,102 and 15,858 for Mr. Ramil; $29,201, $4,349 and $7,548 for Mr. Gillette; $58,651, $3,131 and $29,312 for Mr. Black; and $53,222, $19,104 and $24,621 for Mr. Cantrell, with the balance in each case representing the change in value of the supplemental plan (see footnote 9 for additional information regarding the change in present value of the supplemental plan for Mr. Cantrell in 2007).

(5)	The amounts reported in this column for 2008 include $312 in premiums paid by us for supplemental life insurance and $6,900 of employer contributions under the TECO Energy Group Retirement Savings Plan.

(6)	Mr. Hudson received $301,189 of his 2008 salary in the form of cash and $525,000 in the form of restricted stock, which vested in four equal quarterly installments over the year. These shares are also reflected in the All Other Stock Awards column of the Grants of Plan-Based Awards Table below. The grant date present value of such shares as computed in accordance with FAS 123R was $525,007. In 2006, Mr. Hudson reached the age at which, under the terms of our equity awards, vesting would be accelerated at retirement; thus, all of his outstanding stock and option grants are required to be expensed at full value each year. This causes higher values to be reported for him under the Stock and Option Awards columns in 2006 and under the Stock Awards column in 2007 and 2008 than would have been reported if the expense had been spread out over the vesting period, as it was for the other officers. (Because we did not grant options after 2006, and thus the amounts reported for 2007 and 2008 reflect expense for prior years’ grants only, the amount reported for Option Awards is lower for 2007 and 2008 than it would have been if Mr. Hudson’s previous grants had been spread out over the vesting period because most of his options had been expensed previously.) If Mr. Hudson’s equity award values had been reported in the same manner as those of the other officers shown in the table, (i) the amount for his stock awards would have been $1,652,897 in 2008, $1,360,664 in 2007 and $956,541 in 2006 and (ii) the amount for his option awards would have been $79,714 in 2008, $247,001 in 2007 and $421,017 in 2006.

(7)	Includes $60,000 for a housing and travel allowance of $5,000 per month, in recognition of Mr. Hudson’s retaining his residence in Miami; $46,902 for the incremental cost to the company for personal use of our corporate aircraft, which was determined by calculating the variable costs, such as jet fuel, variable employee costs and landing fees, on a per hour basis multiplied times the number of hours flown (which includes the return of the aircraft to Tampa); club membership dues; incremental cost to the company of providing on-site parking; and the items identified in footnote 4, above.

(8)	If Mr. Hudson’s stock and option awards were not required to be expensed at full value every year, his “Total Compensation” would have been $3,280,792 in 2008, $3,218,244 in 2007 and $2,833,712 in 2006. The difference is a result of compensation expense for equity awards being recognized immediately when an employee has reached the age at which the terms of our equity awards provide for accelerated vesting upon retirement. See footnote 6 for additional information.

(9)	In 2007, the present value of Mr. Cantrell’s benefits under the tax-qualified pension plan increased by $19,104 and under the supplemental pension plan decreased by $35,621, for a net decrease of $16,517. The decrease in present value was due to the supplemental plan benefit being based on average annual earnings for a five-year period and therefore the exclusion of higher earnings from 2001 which had been included in the previous year’s calculation.

18 | TECO Energy Proxy Statement

Grants of Plan-Based Awards for the 2008 Fiscal Year

Name/Award	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards [1,3]			Estimated Future Payouts Under Equity Incentive Plan Awards [2,3]			All Other Stock Awards: Number of Shares of Stock or Units [4] (#)		Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Sherrill W. Hudson
annual incentive plan	1/30/2008	330,476	660,951	991,427
salary shares	1/30/2008							32,209	[5]	525,007
performance shares	4/30/2008				19,450	77,800	116,700			1,320,352
time-vested restricted stock	4/30/2008							30,650		510,629
John B. Ramil
annual incentive plan	1/30/2008	186,900	373,800	560,700
performance shares	4/30/2008				10,700	42,800	64,200			726,363
time-vested restricted stock	4/30/2008							16,850		280,721
Gordon L. Gillette
annual incentive plan	1/30/2008	136,650	273,300	409,950
performance shares	4/30/2008				6,350	25,400	38,100			431,066
time-vested restricted stock	4/30/2008							10,000		166,600
Charles R. Black
annual incentive plan	1/30/2008	101,327	202,653	303,980
performance shares	4/30/2008				4,150	16,600	24,900			281,720
time-vested restricted stock	4/30/2008							6,550		109,123
William N. Cantrell
annual incentive plan	1/30/2008	69,800	139,600	209,400
performance shares	4/30/2008				3,413	13,650	20,475			231,656
time-vested restricted stock	4/30/2008							5,350		89,131

(1)	A 90% or 85% portion of the awards in these columns was determined in February 2009. A 10% or 15% portion of each award is based on the relative performance goal that is not able to be determined until after the printing of this proxy statement. See footnote 3 to the Summary Compensation Table.

(2)	Amounts in these columns represent performance share grants made under our 2004 Equity Incentive Plan.

(3)	See the descriptions below regarding how the threshold, target and maximum awards are determined.

(4)	Amounts in this column represent time-vested restricted stock grants made under our 2004 Equity Incentive Plan.

(5)	These shares were granted in lieu of a portion of Mr. Hudson’s salary, and the value of such shares is included in the Salary column in the Summary Compensation Table above.

Annual Incentive Plan Formula (reported in the tables as a “Non-Equity Incentive Plan”):

The amounts payable under the annual incentive plan are determined based on the achievement of certain financial and qualitative goals described in the Compensation Discussion and Analysis (CD&A) section above. The threshold, target and maximum amounts that could have been paid under the 2008 annual incentive plan are shown in the table above in the “Estimated Possible Payout Under Non-Equity Incentive Awards” column in compliance with the applicable disclosure rules, which require that we show these amounts under that column. The amounts paid under the plan for 2008 have already been determined as discussed in the CD&A and shown in the Summary Compensation Table (except for the 10% or 15% portion that is attributable to the relative performance goal, which will be determined in April 2009).

In 2008, the named executive officer annual incentive awards were based on the level of achievement of the corporate and individual quantitative and qualitative performance goals, weighted as shown in table on page 12.

Performance Share Formula, Equity Vesting Schedules and Payment of Dividends:

As described above in the CD&A, equity incentive awards were granted to the named executive officers in 2008 in the form of performance-based restricted stock and time-vested restricted stock. The payout or forfeiture of performance-based restricted stock is dependent upon the total return of our common stock over a three-year period relative to that of the median company (in terms of total return) of the companies listed in the Dow Jones Electricity Group and Multiutility Group. Total return is calculated by dividing (1) the sum of (a) the amount of dividends with respect to the three-year performance period, assuming dividend reinvestment, and (b) the difference between the share price at the end and beginning of the three-year performance period, by (2) the closing share price at the beginning of the three-year performance period, with the share price in each case being determined by using the average closing price during the 20 trading days preceding (and inclusive of) the date of determination. Share price is equitably adjusted

TECO Energy Proxy Statement | 19

for stock splits and other similar corporate actions affecting stock. The threshold, target and maximum number of shares that may be paid under these awards granted in 2008 is shown in the “Estimated Future Payouts Under Equity Incentive Plan Awards” column above. For grants made in 2008 and 2007, if our common stock’s total return is equal to that of the median company of those groups during the three-year period, the payout will be equal to 100% of the target amount. If the total return is in the top 10% of the companies, the payout will be at 150% of the target amount. If the total return is in the bottom quarter of these companies, there will be no payout. A minimum payout of 25% of the target amount will be made if we are at the 25th percentile. Payout is prorated for performance between the bottom quarter and top 10%. For grants made in 2006, (i) if our common stock’s total return is equal to that of the median company of those groups during the three-year period, the payout will be equal to 90% of the target amount, (ii) if the total return is in the top 10% of the companies, the payout will be at 200% of the target amount, (iii) if the total return is in the bottom one-third of these companies, there will be no payout, (iv) a minimum payout of 50% of the target amount will be made if we are at the 33.3 percentile, and (v) payout is prorated for performance between the bottom one-third and top 10%. In the case of all of the performance share grants, at the end of the three year performance period, depending on the payout as described above, (i) the performance shares are either forfeited, in which case dividends are no longer paid on such shares, or (ii) restrictions on the shares terminate and, potentially, additional shares are granted. Because restrictions terminate at that time, the holder becomes the holder of shares of non-restricted common stock with the same terms as our common stock.

The time-vested restricted stock vests in a single installment three years from the date of grant. The restricted stock Mr. Hudson received as a portion of his salary vested in four quarterly installments.

Holders of restricted stock receive the same dividends as holders of other shares of our common stock. For the performance-based restricted stock, this means that during the three year performance period, dividends are paid on the target number of shares.

Salary and annual incentives in proportion to total compensation

As discussed in the CD&A, the Compensation Committee reviews information with respect to each element of compensation and how those elements relate to total compensation. In 2008, elements awarded on an annual basis other than salary and the annual incentive award (that is, equity awards valued at grant date fair value plus all other compensation) accounted for approximately 60% of our CEO’s total direct compensation, approximately 55% of our COO’s total direct compensation, approximately 50% of our CFO’s total direct compensation and approximately 40% for the other named executive officers. This proportion ties a greater percentage of compensation awarded on an annual basis directly to shareholder return for those officers with greater influence over operating results, while still providing an amount of fixed compensation that is competitive with the marketplace.

20 | TECO Energy Proxy Statement

Outstanding Equity Awards at 2008 Fiscal Year-End

	Option Awards					Stock Awards [1]
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) [2]		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) [2]
Sherrill W. Hudson	10,000	—		13.6350	01/28/2013	33,400	[3]	$412,490	56,300	[4]	$695,305
	2,500	—		11.0850	04/20/2013	28,750	[5]	$355,063	67,900	[6]	$838,565
	2,500	—		13.5550	04/26/2014	30,650	[7]	$378,528	77,800	[8]	$960,830
	50,000	—		12.0050	07/05/2014
	50,000	—		12.6053	07/05/2014
	50,000	—		13.2055	07/05/2014
	110,050	—		16.2050	04/26/2015
	92,134	46,066	[9]	16.2950	04/25/2016
John B. Ramil	36,807	—		21.4063	04/20/2009	17,500	[3]	$216,125	29,500	[4]	$364,325
	41,377	—		21.2500	04/18/2010	13,950	[5]	$172,283	32,900	[6]	$406,315
	43,482	—		31.5750	04/17/2011	16,850	[7]	$208,098	42,800	[8]	$528,580
	51,622	—		27.9650	04/16/2012	3,900	[1][0]	$48,165
	101,786	—		13.5000	04/27/2014
	55,500	—		16.2050	04/26/2015
	48,300	24,150	[9]	16.2950	04/25/2016
Gordon L. Gillette	28,447	—		21.2500	04/18/2010	9,650	[3]	$119,178	16,300	[4]	$201,305
	25,200	—		31.5750	04/17/2011	8,950	[5]	$110,533	21,150	[6]	$261,203
	28,188	—		27.9650	04/16/2012	10,000	[7]	$123,500	25,400	[8]	$313,690
	36,705	—		13.5000	04/27/2014
	39,300	—		16.2050	04/26/2015
	26,667	13,333	[9]	16.2950	04/25/2016
Charles R. Black	4,612	—		21.4063	04/20/2009	6,650	[3]	$82,128	11,200	[4]	$138,320
	2,689	—		21.2500	04/18/2010	5,350	[5]	$66,073	12,700	[6]	$156,845
	10,061	—		31.5750	04/17/2011	6,550	[7]	$80,893	16,600	[8]	$205,010
	10,528	—		27.9650	04/16/2012
	23,400	—		16.2050	04/26/2015
	18,367	9,183	[9]	16.2950	04/25/2016
William N. Cantrell	33,485	—		21.4063	04/20/2009	5,500	[3]	$67,925	9,250	[4]	$114,238
	28,447	—		21.2500	04/18/2010	4,300	[5]	$53,105	10,100	[6]	$124,735
	36,070	—		31.5750	04/17/2011	5,350	[7]	$66,073	13,650	[8]	$168,578
	41,094	—		27.9650	04/16/2012	4,800	[10]	$59,280
	24,364	—		11.0850	04/20/2013
	61,626	—		13.5000	04/27/2014
	21,450	—		16.2050	04/26/2015
	15,100	7,550	[9]	16.2950	04/25/2016

(1)	Time-vested restricted stock is reported under the first and second columns under “Stock awards,” and performance shares for which the performance period has not run is reported under the third and fourth columns under “Stock Awards.”

(2)	Shares shown under this column are performance shares that vest three years following the date of grant on the dates shown in the following footnotes, subject to satisfaction of performance criteria.

(3)	Vest in one installment on April 26, 2009, three years from the date of grant.

(4)	Vest on March 31, 2009, depending on the satisfaction of performance criteria.

(5)	Vest in one installment on May 2, 2010, three years from the date of grant.

(6)	Vest on March 31, 2010, depending on the satisfaction of performance criteria.

(7)	Vest in one installment on April 30, 2011, three years from the date of grant.

(8)	Vest on March 31, 2011, depending on the satisfaction of performance criteria.

(9)	Exercisable on April 26, 2008 (the last of three substantially equal annual installments).

(10)	Vest at normal retirement age, as defined in the TECO Energy Group Retirement Plan.

TECO Energy Proxy Statement | 21

Option Exercises and Stock Vested in the 2008 Fiscal Year

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting[1] (#)	Value Realized on Vesting[1] ($)
Sherrill W. Hudson	0	0	63,059	1,030,377
John B. Ramil	22,233	225,122	15,550	260,618
Gordon L. Gillette	36,000	192,010	11,000	184,360
Charles R. Black	17,772	133,741	6,550	109,778
William N. Cantrell	0	0	6,000	100,560

(1)	The shares acquired on vesting were time-vested restricted stock granted in April 2005 and, in the case of Mr. Hudson, shares of restricted stock granted in lieu of salary. The performance shares granted in April 2005 were forfeited in 2008.

Pension Benefits

The following table shows the present values of accumulated benefits payable under our pension plan arrangements for the named executive officers as of December 31, 2008, the most recent pension plan measurement date for financial reporting purposes. The pension plan arrangements shown in the table include the TECO Energy Group Retirement Plan, our tax-qualified defined benefit plan that is available to all of our U.S. employees (the “qualified plan”), and the TECO Energy Group Supplemental Executive Retirement Plan, a supplemental executive retirement plan (the “supplemental plan”). As described in the CD&A, Mr. Hudson does not participate in our supplemental executive retirement plan. The number of years of credited service is the same for the qualified plan and supplemental plan and is rounded up or down to the nearest whole year.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)

Sherrill W. Hudson	qualified plan	5	72,583	—
	supplemental plan		0

John B. Ramil	qualified plan	33	388,252	—
	supplemental plan		3,109,053

Gordon L. Gillette	qualified plan	28	231,568	—
	supplemental plan		1,709,948

Charles R. Black	qualified plan	35	572,082	—
	supplemental plan		2,122,400

William N. Cantrell	qualified plan	34	502,829	—
	supplemental plan		1,648,266

All of our U.S. employees, including executive officers, are eligible to participate in our tax-qualified defined benefit plan, and become 100% vested in the benefit they have accrued upon completion of three years of service or reaching the age of 65. All of our named executive officers are vested in this plan. Normal retirement age for the qualified plan is the same as the eligibility age for unreduced Social Security benefits. The qualified plan’s normal retirement payment and benefit formula is based on the employee’s age, years of service and final average earnings. Benefits can be paid as an annuity or in a lump sum, at the election of the participant. The present value of the accumulated benefit under the qualified plan in the table above was calculated assuming that participants retire at their earliest unreduced retirement age, using a present value discount rate of 6.05%, which is the same discount rate used for pension plan measurement for financial statement reporting purposes, and a lump sum conversion rate based on segment rates as defined under Section 417(e)(3) of the Internal Revenue Code for 2009.

The normal retirement payment and benefit formula for the named executive officers who are participants in the supplemental executive retirement plan is: 3% times final average earnings times years of credited service, up to a maximum of 20 years (therefore the maximum amount payable is 60% of final average earnings). Final average earnings are based on the greater of (a) the officer’s final 36 months of earnings or (b) the officer’s highest three consecutive calendar years of earnings out of the five calendar years preceding retirement. The plan was amended in 2007 to provide that the benefit formula for participants who enter after that date will be 2% times final average earnings times years of credited service, up to a maximum of 30 years.

22 | TECO Energy Proxy Statement

The earnings covered by the tax-qualified pension plan and supplemental executive retirement plan are the same as those reported as salary and non-equity incentive plan awards in the summary compensation table above. The pension benefits are computed as a straight-life annuity commencing at the officer’s normal retirement age and are reduced by the officer’s Social Security benefits. Benefits payable under the supplemental plan are also reduced by benefits payable under the qualified pension plan. Normal retirement age is 63 for Messrs. Cantrell and Black, 63 and two months for Mr. Ramil and 64 for Mr. Gillette. A reduced amount of benefits may be received upon retirement anytime after age 55, as long as the officer has five years of service. If early retirement is elected, payment is based on actual years of service at early retirement using the formula described above, however, benefits are reduced by 5% for each year that payment begins before the normal retirement date.

Pursuant to the terms of the supplemental plan, if a change in control of the company occurs before the officer retires but after reaching early retirement age, the officer would be eligible to receive the same benefit that would normally be payable for early retirement, except the minimum 5 years of service requirement does not apply. Before early retirement age, a benefit would also be payable based on length of service and final average earnings on the date of the change of control, reduced by between 41% and 90% depending on the number of years the change of control occurred before the participant’s normal retirement age. Pursuant to the terms of the named executive officers’ change-in-control severance agreements, if those agreements are triggered as described below, the officers would receive a cash payment equal to the additional retirement benefit that would have been earned under our retirement plans if employment had continued for three years following the date of termination.

The benefit payable under the supplemental plan is paid in the form of a lump sum only (not an annuity). The present value of the accumulated benefit for the supplemental plan shown in the table above was calculated by discounting the lump sum that would be payable at the officer’s normal retirement age using the discount rate of 6.05% and lump sum conversion rates described above.

The pension plan arrangements also provide death benefits to the surviving spouse of an officer equal to 50% of the benefit payable to the officer. If the officer dies during employment before reaching his normal retirement age, the benefit is based on the officer’s service as if his employment had continued until such age. The death benefit is payable in the form of a lump sum to the spouse.

Post-Termination Benefits

Change-in-Control Agreements

We have change-in-control severance agreements with the named executive officers under which payments will be made under certain circumstances in connection with a change in control of TECO Energy. A change in control means in general an acquisition by any person of 30% or more of our common stock, a change in a majority of our directors, a merger or consolidation in which our shareholders have less than 50% of the voting power in the surviving entity, or a liquidation or sale of substantially all of our assets. The change-in-control agreements are “double-trigger” arrangements that only provide for payment of the benefits described below if:

•	there is change in control or one is contemplated, and

•	employment is terminated by us without cause (as defined below), or

•	employment is terminated by the officer for good reason (as defined below).

If employment is terminated under those circumstances, after expiration of a six-month deferral period as may be required under Section 409A of the Internal Revenue Code, we will make:

•	a lump sum severance payment to the officer of three times his or her annual salary and target annual incentive,

•	a cash payment equal to the additional retirement benefit which would have been earned under our retirement plans if employment had continued for three years following the date of termination,

•	participation available in our life, disability, accident and health insurance plans for a three-year period, except to the extent these benefits are provided by a subsequent employer, and

•

a payment to compensate for any additional taxes that may be payable as a result of the application of the excise tax associated with Section 280G of the Internal Revenue Code on the benefits received under the change-in-control agreements and any other benefits contingent on a change in control. However, such payment will only be made if the total payment due in connection with a change-in-control exceeds the amount at which an excise tax is first imposed by at least 10%.

Other benefits may also be paid in connection with a change in control under the supplemental executive retirement plan (as described above under “Pension Benefits”) and under the terms of stock options and restricted stock agreements (as described below under “Accelerated Vesting of Equity Upon a Change in Control”).

For the purposes of these agreements, termination with “cause” is defined as termination resulting from the willful and continued failure to substantially perform job duties or willful engagement in conduct which is demonstrably and materially injurious to the company, monetarily or otherwise. “Good Reason” for termination of employment would be the assignment to the officer of

TECO Energy Proxy Statement | 23

any duties inconsistent (except in the nature of a promotion) with the position held immediately prior to the change in control or a substantial adverse alteration in the nature or status, responsibilities or the conditions of employment, a reduction in annual base salary, a requirement to be based more than 50 miles from current job location, the failure by the company to pay compensation within 7 days of the due date, the discontinuation without substitution of any material compensation or benefit plan or other benefits the officer participated in immediately prior to the change in control or reduction of those benefits, or if the company attempted to terminate the officer’s employment in a manner not consistent with the terms of the agreement.

Under the terms of the change-in-control agreements, in the event employment is terminated in contemplation of or following a change in control, the officer would be entitled to receive his or her base salary through the termination date, and under the terms of the annual incentive plan, an incentive award equal to the target incentive amount for the year or the target incentive amount for the prior year (if greater), prorated for the number of days served in the year the termination occurred.

The agreements include a definition of a “potential change in control”, which would occur if we entered into an agreement which would result in the occurrence of a change in control, if any person publicly announced an intention to take or consider taking actions which would constitute a change in control, the acquisition or disclosure of a plan to acquire 9.9% or more of our outstanding common stock, or if the board adopted a resolution to the effect that a potential change in control of the company has occurred. The agreements require that the officer, subject to the terms of the agreement, remain our employee for one year following a potential change in control (unless an actual change in control occurs, as defined on the previous page). The agreement defines potential change in control more broadly than an actual change in control to ensure that the company receives the benefit of the continued employment of the officer after such an event occurs.

Accelerated Vesting of Equity Upon a Change-in-Control

The agreements that govern previously awarded employee stock options and time-vested restricted stock awards provide that all outstanding stock options and time-vested restricted stock vest upon a change in control, as defined above (except that a qualifying merger or consolidation is one in which our shareholders have less than 65% of the voting power in the surviving entity). The agreements that govern the performance share awards provide that upon a change in control (using the same definition as contained in the stock option and time-vested restricted stock agreements), the performance period ends and the normal formula used for determining the number of shares to be received or forfeited, as applicable, is applied to the shortened performance period. The Compensation Committee plans for future equity awards to be “double-trigger” arrangements, such that they will only vest following a change in control if the grantee is also terminated without cause or terminates employment with good reason.

Post-Termination Benefits Table

The table below shows the amounts that would be payable to each of the current named executive officers in connection with a termination without cause or for good reason in contemplation of or following a change of control. The amounts below are calculated as if such event had occurred on December 31, 2008, based on our closing stock price on that day of $12.35. Other assumptions that were made in order to calculate these amounts are that no accrued base salary or prorated incentive payment was owed on that date and all accelerated options were exercised on the termination date. The change-in-control agreements provide enhancements to the benefit formula of the supplemental executive retirement plan, as described above. However, the present value of the current retirement benefits for the named executive officers as of December 31, 2008 is greater than the value of the enhanced retirement benefits for such officers due upon a change in control because (i) the plan requires that retirement benefits upon a change in control be calculated as if they were deferred for three years, (ii) all of the named executive officers who participate in the plan have already reached the maximum number of years of service under the plan (20 years), and (iii) the impact of the current low interest rate environment on present value calculations. Retirement related benefits are therefore not shown in the table below because there is no additional value for such officers due upon a change in control. The supplemental executive retirement plan is described in more detail in the Pension Benefits section above, and the present value of accumulated benefits under our pension arrangements are shown in that section. Any value of such arrangements that is not directly attributable to the change in control is not included in this section. Health care benefits are based on the continuation of benefits for three years at the officer’s current level of coverage. Under the terms of our change-in-control agreements, executive officers may be eligible to receive an excise tax gross-up payment if additional taxes are due by that officer as a result of the application of the excise tax associated with Section 280G of the Internal Revenue Code, as described in more detail above. There are no agreements or arrangements with these named executive officers for any termination scenarios not involving a change in control.

Name	S. W. Hudson	J. B. Ramil	G. L. Gillette	C. R. Black	W. N. Cantrell
Cash Severance	$4,461,421	$2,723,400	$2,186,400	$1,713,339	$1,465,800
Accelerated Equity Vesting	3,640,780	1,943,890	1,129,408	729,268	653,933
Health Care Benefits	20,288	27,626	38,663	20,288	20,288
Excise Tax Gross-Up	2,691,769	2,071,702	1,931,321	902,230	0

Total	$10,814,258	$6,766,618	$5,285,792	$3,365,125	$2,140,021

24 | TECO Energy Proxy Statement

Item 2 - Ratification of Appointment of Independent Auditor

The Audit Committee has appointed the firm of PricewaterhouseCoopers LLP, an independent registered certified public accounting firm, as our independent auditor for 2009 (referred to throughout this proxy statement as the “independent auditor”). Although ratification by the shareholders is not required by our bylaws or otherwise, the Audit Committee believes that it is appropriate to seek shareholder ratification of this appointment in light of the critical role played by the independent auditor. In the event this ratification is not received, the Audit Committee will reconsider the selection of PricewaterhouseCoopers LLP.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the 2009 Annual Meeting of Shareholders and to be available to respond to appropriate questions. They will also have the opportunity to make a statement if they desire.

The Board of Directors recommends a vote FOR the ratification of the action taken by the Audit Committee appointing PricewaterhouseCoopers LLP as our independent auditor to conduct the annual audit of the financial statements for the fiscal year ending December 31, 2009.

Fees Paid to the Independent Auditor

The following table presents fees for professional audit services rendered by PricewaterhouseCoopers LLP for the audit of our annual financial statements for the years ended December 31, 2007 and December 31, 2008, and fees billed for other services rendered by PricewaterhouseCoopers LLP during these periods.

	2008	2007
Audit fees	$1,549,999	$1,650,006
Audit-related fees	84,889	192,829
Tax fees
Tax compliance fees	43,451	72,646
Tax planning fees	—	42,566
All other fees	1,500	1,500

Total	$1,679,839	$1,959,547

Audit fees consisted of fees for professional services performed for the audit of our annual financial statements, including management’s assessment of our internal control over financial reporting, and review of financial statements included in our 10-Q filings, services that are normally provided in connection with statutory and regulatory filings or engagements and reviews related to debt issuances and SEC filings.

Audit-related fees consisted of fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements, principally for the audit of benefit plans and consultations with our management as to the accounting or disclosure treatment of transactions or events and/or the actual or potential impact of final or proposed rules, standards or interpretations by the SEC, FASB or other regulatory or standard-setting bodies.

Tax fees consisted of tax compliance fees for tax return review and income tax provision review; and tax planning fees, including tax audit advice.

All other fees consisted of fees for other permissible work performed by PricewaterhouseCoopers LLP, including fees for accounting advice related to specific transactions, regulatory accounting advice and other miscellaneous services.

All services rendered by PricewaterhouseCoopers LLP were permissible under applicable laws and regulations, and were pre-approved by the Audit Committee in order to assure that the provision of such services did not impair the auditor’s independence.

Audit Committee Pre-Approval Policy

The Audit Committee has adopted a policy for pre-approval of services to be provided by our independent auditor. Under the policy, the Audit Committee pre-approves the annual audit engagement terms and fees and the specific types of services to be performed by the independent auditor throughout the year, based on the Audit Committee’s determination that the provision of the services would not be likely to impair the auditor’s independence. The pre-approval is effective for the current fiscal year and until the Audit Committee meets to re-approve services for the following year, or such other period as the Committee may designate. The policy permits the Audit Committee to delegate pre-approval authority to one or more of its members to ensure prompt handling of unexpected matters, with such delegated pre-approvals to be reported to the Audit Committee at its next meeting. The policy also contains a list of prohibited non-audit services and requires that the independent auditor ensure that all audit and non-audit services provided to us have been pre-approved by the Audit Committee.

TECO Energy Proxy Statement | 25

Audit Committee Report

The Audit Committee is composed of four directors, each of whom is independent as defined by applicable New York Stock Exchange listing standards. The Committee assists the Board of Directors in overseeing (a) the integrity of our financial statements, (b) the annual independent audit process, (c) our systems of internal control over financial reporting and disclosure controls and procedures, (d) the qualifications, independence and performance of our independent auditor, (e) the performance of the internal audit department, (f) our compliance with legal and regulatory requirements, (g) our policies and procedures for risk assessment and risk management, and (h) our ethics policy. The Committee operates under a written charter adopted by the Board, a copy of which can be found on the Investors page of our website, www.tecoenergy.com.

In the course of its oversight of our financial reporting process, the Committee has:

1.	Reviewed and discussed with management our audited financial statements, including Management’s Discussion and Analysis, for the fiscal year ended December 31, 2008;

2.	Discussed with PricewaterhouseCoopers LLP, our independent auditor, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, and Public Company Accounting Oversight Board Auditing Standard No. 5, An Audit of Internal Control Over Financial Reporting that is Integrated with an Audit of Financial Statements; and

3.	Received the written disclosures and the letter from PricewaterhouseCoopers LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding its communications with the Audit Committee concerning independence, discussed with PricewaterhouseCoopers LLP its independence and considered whether the provision of non-audit services by PricewaterhouseCoopers LLP is compatible with maintaining its independence.

Based on the foregoing review and discussions, the Committee has recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the Securities and Exchange Commission.

By the Audit Committee,
Joseph P. Lacher (Chairman)
Tom L. Rankin
J. Thomas Touchton
Paul L. Whiting

Item 3 - Re-Approval of Performance Criteria Under the Company’s 2004 Equity Incentive Plan

The 2004 Equity Incentive Plan (the “Plan”), was adopted by the Board of Directors on January 27, 2004, and approved by the company’s shareholders on April 28, 2004. Shareholders are not being asked to approve any amendment to the Plan or to re-approve the Plan itself. The re-approval of the performance criteria under the Plan is being sought for the tax purposes discussed below. The Plan is, and will continue to be, administered by a committee (the “Committee”) of not less than three independent, non-employee members of the Board of Directors, currently the Compensation Committee.

Performance Goals

The Plan was designed to allow for the granting of various equity awards, including “performance-based” awards, as such term is defined in Section 162(m) of the U.S. Internal Revenue Code (the “tax code”), which are eligible for more favorable tax treatment for the company. Compensation that is “performance-based” as defined in the Section 162(m) of the tax code is eligible for a tax deduction, as compared to compensation that does not meet this definition that is paid in any year to any of the five most highly paid executive officers (each, a “covered employee”); the United States tax laws generally do not allow publicly-held companies to obtain tax deductions for such compensation of more than $1 million.

In the case of restricted stock, performance shares, performance-accelerated restricted stock, performance units, and other equity awards, Section 162(m) requires that the general business criteria of any performance goals that are established by a plan’s committee be approved and re-approved by shareholders every five years in order for such awards to be considered performance-based and deductible by the employer. Generally, the performance goals must be established before the beginning of the relevant performance period. Furthermore, satisfaction of any performance goals during the relevant performance period must be certified by the Committee.

The shareholders of the company previously approved the following list of business criteria upon which the Committee was permitted to establish performance goals for performance-based awards (other than stock options or SARs, as described below) to be made under the Plan to covered employees: total shareholder return, stock price, earnings per share, net earnings, consolidated pre-tax earnings, revenues, operating income, earnings before interest and taxes, cash flow, return on equity, capital or assets, value created, operating margin, market penetration, geographic expansion, costs, and goals relating to acquisitions or divestitures, or any combination of the foregoing, including without limitation goals based on any of such measures relative to appropriate peer groups or market indices.

26 | TECO Energy Proxy Statement

The company is seeking reapproval of the Committee’s right to develop performance goals based upon the above business criteria for future awards to covered employees. Under the Plan, performance goals may be particular to a participant or may be based, in whole or in part, on the performance of the division, department, line of business, subsidiary, or other business unit in which the participant works, or on the performance of the company generally. The Committee has the authority to reduce (but not to increase) the amount payable at any given level of performance to take into account factors that the Committee may deem relevant.

Shareholder approval of these business criteria is a condition to the company realizing a full Federal income tax deduction for performance-based awards under the Plan, if any, where the deduction would otherwise be restricted by Section 162(m) of the tax code. However, shareholder approval of these business criteria is only one of several requirements under Section 162(m) that must be satisfied in order for amounts realized under the Plan to qualify for the performance-based compensation exemption under Section 162(m), and neither the submission nor approval of this proposal should be viewed as a guarantee that the company can deduct all compensation under the Plan. Nothing in this proposal precludes the Committee from making any payment or granting awards that do not qualify for tax deductibility under Section 162(m).

The performance criteria do not apply to stock options and SARs, because such awards granted under an equity compensation plan are performance-based compensation if (i) shareholders approve a maximum aggregate per person limit on the number of shares that may be granted each year, (ii) any stock options or SARs are granted by a committee consisting solely of outside directors, and (iii) the stock options or SARs have an exercise price that is not less than the fair market value of common stock on the date of grant. The Committee designed the Plan with the intention of satisfying Section 162(m) with respect to stock options and SARs granted to covered employees.

A summary of other significant terms of the Plan is set forth as Exhibit B to this proxy statement, and the Plan itself is set forth as Appendix C to this proxy statement. The discussion of the Plan above and the summary set forth in Appendix B are intended to provide only a summary of the principal features of the Plan, and are in all respects qualified by, and subject to, the actual terms and provisions of the attached Plan.

Equity Compensation Plan Information

The following table summarizes information regarding outstanding grants and shares available under the company’s equity compensation plans as of December 31, 2008.

(thousands, except per share price)
Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (2)
Equity compensation plans/arrangements approved by the stockholders
2004 Equity Incentive Plan	6,692	$21.63	1,928
1997 Director Equity Plan	144	$20.31	182
Equity compensation plans/ arrangements not approved by the stockholders
None	—	—	—
Total	6,386	$21.60	2,110

(1)	The reported amount for the 2004 Equity Incentive Plan includes shares that have been awarded (but not issued) subject to performance-based vesting. Because of the nature of these awards, these shares have not been taken into account in calculating the weighted-average exercise price under column (b) of this table.

(2)	The reported amount for the 2004 Equity Incentive Plan includes shares that may be issued as restricted stock, performance shares, performance-accelerated restricted stock, bonus stock, phantom stock, performance units, dividend equivalents and other forms of award available for grant under the plan.

TECO Energy Proxy Statement | 27

Item 4 - Shareholder Proposal

Gerald R. Armstrong, 910 Sixteenth Street, No. 412, Denver, Colorado, 80202, the record owner of 501 shares, has submitted the following proposal. In accordance with applicable proxy regulations, the proposal and supporting statement, for which the company accepts no responsibility, are set forth below exactly as they were submitted by the proponent.

RESOLUTION

That the shareholders of TECO Energy, Inc. request its Board of Directors to take the steps necessary to eliminate classification of terms of its Board of Directors to require that all Directors stand for election annually. The Board declassification shall be completed in a manner that does not affect the unexpired terms of the previously-elected Directors.

STATEMENT

The proponent believes the election of directors is the strongest way that shareholders influence the directors of any corporation. Currently, our board of directors is divided into three classes with each class serving three-year terms. Because of this structure, shareholders may only vote for one-third of the directors each year. This is not in the best interest of shareholders because it reduces accountability.

Xcel Energy Inc., Devon Energy Corporation, ConocoPhillips, ONEOK, Inc., CenterPoint Energy, Inc., Hess Corporation have adopted this practice and it has been approved by shareholders at CH Energy Group, Inc., Central Vermont Public Service Corporation, Black Hills Corporation, Spectra Energy Corp., and several others, upon presentation of a similar resolution by this proponent during 2008. The proponent is a professional investor who has studied this issue carefully.

The performance of our management and our Board of Directors is now being more strongly tested due to economic conditions and the accountability for performance must be given to the shareholders whose capital has been entrusted in the form of share investments.

A study by researchers at Harvard Business School and the University of Pennsylvania’s Wharton School titled “Corporate Governance and Equity Prices” (Quarterly Journal of Economics, February, 2003), looked at the relationship between corporate governance practices (including classified boards) and firm performance. The study found a significant positive link between governance practices favoring shareholders (such as annual directors election) and firm value.

While management may argue that directors need and deserve continuity, management should become aware that continuity and tenure may be best assured when their performance as directors is exemplary and is deemed beneficial to the best interests of the corporation and its shareholders.

The proponent regards as unfounded the concern expressed by some that annual election of all directors could leave companies without experienced directors in the event that all incumbents are voted out by shareholders. In the unlikely event that shareholders do vote to replace all directors, such a decision would express dissatisfaction with the incumbent directors and reflect the need for change.

If you agree that shareholders may benefit from greater accountability afforded by annual election of all directors, please vote “FOR” this proposal.

The Board of Directors unanimously OPPOSES the adoption of the above resolution for the following reasons:

Our Board has thoroughly considered this issue and believes that its existing system of electing directors in three classes with staggered three-year terms continues to be in the best interests of the company, its shareholders, and other constituents. The classified board structure helps assure that at all times we have experienced directors with an understanding of our history and operations. This, in turn, provides continuity and stability in pursuing our business strategies and policies and reinforces our commitment to a long-term perspective. The Board also believes that a three-year term helps us attract and retain qualified individuals who are willing to make the commitment to serving on our Board over the long term and take on the responsibilities that this entails. Despite the proponent’s contention to the contrary, the Board believes that the benefits of the current classified board structure do not compromise the directors’ accountability to shareholders. With approximately one-third of our directors elected each year, shareholders have an effective means to communicate their views on the performance of the company and directors. The accountability of our directors is further enhanced through the majority vote standard for the election of directors that the company has had in place for many years.

A classified Board also affords the company and its shareholders an additional measure of protection against hostile and unsolicited takeover attempts that do not offer fair value to all shareholders. This protection is especially important in the current economic climate and resulting depressed stock values which makes companies more vulnerable to such hostile bids. Absent a classified board, a potential acquirer could gain control of the company by replacing a majority of the Board with its own slate of

28 | TECO Energy Proxy Statement

nominees at a single annual meeting, without paying any premium to the company’s shareholders. The existence of a classified Board encourages a potential acquirer to negotiate with the Board, giving the Board additional time and bargaining power to negotiate a transaction that is in the best interests of all shareholders.

A recent study disputes the notion that board classification is associated with managerial entrenchment and, in fact, refers to the improved relative bargaining power the managers of a targeted company has on behalf of its shareholders (Board Classification and Managerial Entrenchment: Evidence from the Market for Corporate Control, Journal of Financial Economics, March 2008, pages 656-677). The same study found that shareholders of companies with classified boards receive a larger proportional share of the total bid surplus in a merger (based on the stock prices of the bidding company and the target company after announcement of the bid) than shareholders of target companies with a non-classified board. In addition, a study released in 2008 by researchers at Stanford University’s Rock Center for Corporate Governance titled Rating the Ratings: How Good Are Commercial Governance Ratings?, has findings contrary to the study cited by the proponent regarding the correlation between certain governance practices and firm value. The Stanford study found that corporate governance ratings, which score companies based on governance practices (including classified boards) have little or no correlation with outcomes that are important to investors, such as future stock performance. The lack of any clear correlation between the implementation of specific corporate governance practices, such as the annual election of directors, and shareholder value is further borne out by the difficulties experienced by companies such as AIG, Bear Stearns, Fannie Mae, and Lehman Brothers, all of which had both non-classified boards and high governance ratings.

Despite the lack of persuasive evidence regarding a correlation between shareholder value and non-classified boards, the Board is aware that there has been a trend in recent years of companies agreeing to declassify their boards in response to pressure from shareholder and other activist groups. While the Board understands the desire of these companies to respond to such pressures, it recognizes that this trend was occurring under very different market conditions, and that it may not continue as companies are finding themselves more vulnerable to inadequately priced takeover attempts in an economically depressed market.

A substantial majority of our directors are independent under the standards established by the New York Stock Exchange and those set forth in our Corporate Governance Guidelines. Five of our 11 directors have joined the Board since 2003, bringing fresh perspectives to our Board deliberations. The Board is committed to good governance practices and the Board, through its Governance and Nominating Committee, regularly evaluates all of the company’s corporate governance practices to ensure that such practices remain in the best interests of the company and its shareholders. As part of its annual evaluation of governance matters, the Board will continue to review the classified board structure and will carefully consider the views of the shareholders as expressed in the vote on this proposal.

The Board of Directors unanimously recommends a vote AGAINST this proposal.

Other Information

Shareholder Proposals and Nominations

In order for proposals of shareholders to be considered for inclusion in our proxy materials relating to the annual meeting of shareholders in 2010 pursuant to Rule 14a-8 of the Exchange Act, they must be received on or before November 18, 2009. In order for a shareholder proposal made outside of Rule 14a-8 of the Exchange Act to be considered “timely” under Rule 14a-4(c) of that Act, it must be received by us not later than January 29, 2010. Any proposals should be sent to: Corporate Secretary, TECO Energy, Inc., P.O. Box 111, Tampa, Florida 33601.

Under our bylaws, in order for a shareholder to bring business before or propose director nominations at an annual meeting, the shareholder must give written notice to our Secretary not less than 120 days nor more than 150 days in advance of the anniversary date of the immediately preceding annual meeting of shareholders. The notice must contain specified information about the proposed business or each nominee and the shareholder making the proposal or nomination. If the annual meeting is scheduled for a date that is not within 25 days before or after such anniversary date, the notice given by the shareholder must be received no later than the tenth day following the day on which the notice of such annual meeting date was mailed or public disclosure of the date of such annual meeting was made, whichever first occurs.

Solicitation of Proxies

In addition to the solicitation of proxies by mail, proxies may be solicited by telephone, facsimile or in person by our employees. We have retained Morrow & Co., Inc. to assist in the solicitation of proxies for a fee of $9,000 plus out-of-pocket expenses. All expenses of this solicitation, including the cost of preparing and mailing this proxy statement, and the reimbursement of brokerage houses and other nominees for their reasonable expenses in forwarding proxy material to beneficial owners of stock, will be paid by us.

TECO Energy Proxy Statement | 29

Householding of Annual Meeting Materials

Some banks, brokers and other nominee record holders may be “householding” our proxy statements and annual reports. This means that only one copy of the proxy statement and annual report to shareholders may have been sent to multiple shareholders in one household. We will promptly deliver a separate copy of either document to shareholders who write or call us at the following address or telephone number: TECO Energy, Inc., P.O. Box 111, Tampa, Florida 33601, Attn: Investor Relations, telephone: (813) 228-1111. Shareholders wishing to receive separate copies of the proxy statement or annual report to shareholders in the future, or shareholders currently receiving multiple copies of the proxy statement or the annual report at their address who would prefer that a single copy of each be delivered there, should contact their bank, broker or other nominee record holder or Broadridge at 1-800-542-1061.

Other Matters

The Board of Directors does not know of any business to be presented at the meeting other than the matters described in this proxy statement. If other business is properly presented for consideration at the meeting, the enclosed proxy authorizes the persons named therein to vote the shares in their discretion.

30 | TECO Energy Proxy Statement

Appendix A – Compensation Peer Group Companies

Executive Retirement and Benefits Practices Energy Services Peer Group 1

Allegheny Energy, Inc.	Duke Energy Corp.	New York State Electric & Gas Corp.	SCANA Corp.

Alliant Energy Corp.	Energy East Corp.	NSTAR	Sierra Pacific Resources

Ameren Corp.	Entergy Corp.	Otter Tail Power Co	Tuscon Electric Power Co.

Black Hills Power & Light	FirstEnergy Corp.	Pinnacle West Capital Corp.	Westar Energy, Inc.

Central Hudson Gas & Electric Corp.	FPL Group Inc	PNM Resources, Inc.	Wisconsin Energy Corp.

Consolidated Edison Co. of New York, Inc.	Great Plains Energy Incorporated	PPL Corp.

Constellation Energy Group, Inc.	Integrys Energy Group, Inc.	Progress Energy, Inc.

CMS Energy Corp.	Madison Gas & Electric Co.	Puget Energy, Inc.
Relative Performance Goal Peer Group [2]
Allegheny Energy, Inc.	Dominion Resources, Inc.	IDACORP, Inc.	Public Service Enterprise Group

ALLETE, Inc.	DPL, Inc.	Integrys Energy Group, Inc.	Puget Energy, Inc.

Alliant Energy Corp.	DTE Energy Co.	NiSource, Inc.	SCANA Corp.

Ameren Corp.	Duke Energy Corp.	Northeast Utilities	Sempra Energy

American Electric Power Co., Inc.	Edison International	NSTAR	Sierra Pacific Resources

Avista Corp.	Energy East Corp.	OGE Energy Corp.	The Southern Co.

CenterPoint Energy, Inc.	Entergy Corp.	Pepco Holdings, Inc.	UIL Holdings Corp.

CH Energy Group, Inc.	Exelon Corp.	PG&E Corp.	UniSource Energy Corp.

Cleco Corp.	First Energy Corp.	Pinnacle West Capital Corp.	Vectren Corp.

CMS Energy Corp.	FPL Group, Inc.	PNM Resources, Inc.	Westar Energy, Inc.

Consolidated Edison, Inc.	Great Plains Energy Incorporated	PPL Corp.	Wisconsin Energy Corp.

Constellation Energy Group, Inc.	Hawaiian Electric Industries, Inc.	Progress Energy, Inc.	XCel Energy, Inc.
Dow Jones Electricity and Multiutility Groups (used to determine payout of Performance Shares) [3]

AES Corp.	Covanta Holdings Corp.	IDACORP, Inc.	Progress Energy Inc.

Allegheny Energy Inc.	Dominion Resources Inc.	Integrys Energy Group Inc.	Public Service Enterprise Group

Allete Inc.	DPL Inc.	ITC Holdings Corp.	Public Service of New Mexico

Alliant Energy Corp.	DTE Energy Co.	Mirant Corp.	Puget Energy, Inc.

Ameren Corp.	Duke Energy Corp.	Northeast Utilities	Reliant Resources Inc.

American Electric Power Co. Inc.	Dynegy Inc.	NorthWestern Corp.	SCANA Corp.

Avista Corp.	Edison International	NRG Energy Inc.	Sempra Energy

Black Hills Corp.	El Paso Electric Co.	NSTAR	The Southern Co.

Calpine Corp.	Entergy Corp.	NV Energy Inc.	UniSource Energy Corp.

CenterPoint Energy Inc.	Exelon Corp.	Pepco Holdings Inc.	Vectren Corp.

Cleco Corp.	FirstEnergy Corp.	PG&E Corp.	Westar Energy, Inc.

CMS Energy Corp.	FPL Group Inc.	Pinnacle West Capital Corp.	Wisconsin Energy Corp.

Consolidated Edison Inc.	Great Plains Inc.	Portland General Electric Co.	XCel Energy, Inc.

Constellation Energy Group Inc.	Hawaiian Electric Industries Inc.	PPL Corp.

[1]	Composition of peer group in 2007.

[2]

Composition of peer group as of April 2008 (used to determine payout of the relative performance goal for the 2007 annual incentive compensation plan). The payout of the relative performance goal for 2008 will be determined using data that is not available until after the printing of this proxy statement.

[3]	Composition of Dow Jones Electricity and Multiutility Groups as of January 2009. The payout of performance shares is determined using data as of the end of the applicable performance period.

TECO Energy Proxy Statement | A-1

Appendix B – Summary of Significant Terms of 2004 Equity Incentive Plan

Eligibility and Participation

The Committee may grant awards to any employee or consultant of the company or its affiliates who is capable of contributing significantly to the successful performance of the company. As of February 20, 2009, approximately 228 key employees were eligible to participate in the Plan.

Shares Subject to Awards

As of February 20, 2009, 1,149,853 shares were available for awards under the Plan. The number and kind of shares are subject to adjustment to reflect stock dividends, recapitalizations or other changes affecting the common stock. If any outstanding award expires or is terminated unexercised or is settled in a manner that results in fewer shares outstanding than were initially awarded, the shares which would have been issuable will again be available for award under the Plan. The closing price of the common stock on the New York Stock Exchange on February 20, 2009 was $9.71 per share.

Description of Awards

The Plan provides for the following three basic types of awards:

Stock Grants. The Committee may make stock grants for no cash consideration, for such minimum consideration as may be required by applicable law or for such other consideration as the Committee may determine. Stock grants may include without limitation shares subject to forfeiture (“restricted stock”), grants conditioned upon attainment of performance criteria (“performance shares”), restricted stock where vesting accelerates upon attainment of performance criteria (“performance-accelerated restricted stock”) and outright stock grants (“bonus stock”). With respect to any stock grant, the Committee has full discretion to determine the number of shares subject to the grant and the terms and conditions of the grant, subject to the minimum vesting period and maximum grant restrictions in the Plan.

Stock Options. The Committee may grant options to purchase common stock. Stock options may include without limitation incentive stock options eligible for special tax treatment (“ISOs”), options not entitled to such tax treatment (“nonstatutory stock options”), options that become exercisable based on attainment of performance criteria (“performance-vested stock options”) and options where exercisability is accelerated upon attainment of performance criteria (“performance-accelerated stock options”). The Committee will determine the option price, term and exercise period of each option granted, provided that the option price may not be less than the fair market value of the common stock on the date of grant, and shall be subject to the vesting and exercise period restrictions in the Plan. An option may be exercised by the payment of the option price in whole or in part in cash or, to the extent permitted by the Committee, by delivery of a promissory note (in the case of non-executive officers) or shares of common stock owned by the participant valued at fair market value on the date of delivery, for consideration received by the company under a broker-assisted cashless exercise program, or such other lawful consideration as the Committee may determine.

Stock Equivalents. The Committee may make awards where the amount to be paid to the participant is based on the value of the common stock. Stock equivalents may include without limitation payments based on the full value of the common stock (“phantom stock”), payments based on the value of the common stock upon attainment of performance criteria (“performance units”), rights to receive payments based on dividends paid on the common stock (“dividend equivalents”) and stock appreciation rights (“SARs”) where the participant receives payment equal in value to the difference between the exercise price of the award and the fair market value of the common stock on the date of exercise. SARs may be granted in tandem with options (at or after award of the option) or alone and unrelated to an option. SARs granted in tandem with an option terminate to the extent that the related option is exercised, and the related option terminates to the extent that the tandem SAR is exercised. The exercise price of an SAR may not be less than the fair market value of the common stock on the date of grant or, in the case of a tandem SAR, the exercise price of the related option. The Committee also has discretion to grant any other type of stock equivalent award and to determine the terms and conditions of payment of the award (subject to the vesting period and grant restrictions in the Plan) and whether payment values will be settled in whole or in part in cash or other property, including common stock.

Additional Plan Information

Awards under the Plan may contain such terms and conditions not inconsistent with the Plan as the Committee in its discretion approves. The Committee has discretion to administer the Plan in the manner which it determines, from time to time, is in the best interest of the company. For example, the Committee will establish the terms of stock options, stock grants and stock equivalents

TECO Energy Proxy Statement | B-1

and determine when, in the case of options and SARs, they may be exercised, subject to the vesting and exercise period restrictions set forth in the Plan described above. Awards may be granted subject to conditions relating to continued employment and restrictions on transfer. The Committee may provide, at the time an award is made or at any time thereafter, for the acceleration of a participant’s rights or cash settlement upon a change in control of the company. The terms and conditions of awards need not be the same for each participant. The foregoing examples illustrate, but do not limit, the manner in which the Committee may exercise its authority in administering the Plan.

The maximum aggregate number of shares subject to stock options, SARs and other awards that may be granted under the Plan to a participant in any calendar year will not exceed 1,000,000 shares, subject to adjustment to reflect dividends, recapitalizations or other changes affecting the common stock. With respect to any performance-based award settled in cash, no more than $5,000,000 may be paid to any one individual with respect to each year of a performance period.

Amendment

The Board has authority to amend, suspend or terminate the Plan subject to any shareholder approval that the Board determines is necessary or advisable. Subject to the prohibition on option repricing without shareholder approval, the Committee has authority to amend outstanding awards, including changing the date of exercise and converting an incentive stock option to a nonstatutory option, if the Committee determines that such actions would not adversely affect the participant or are otherwise permitted by the terms of the Plan.

Federal Income Tax Consequences Relating to Stock Options

Incentive Stock Options. An optionee does not realize taxable income upon the grant or exercise of an ISO under the Plan. If no disposition of shares issued to an optionee pursuant to the exercise of an ISO is made by the optionee within two years from the date of grant or within one year from the date of exercise, then (a) upon sale of such shares, any amount realized in excess of the option price (the amount paid for the shares) will be taxed to the optionee as long-term capital gain and any loss sustained will be a long-term capital loss and (b) no deduction will be allowed to the company for federal income tax purposes. The exercise of ISOs gives rise to an adjustment in computing alternative minimum taxable income that may result in alternative minimum tax liability for the optionee. If shares of common stock acquired upon the exercise of an ISO are disposed of prior to the expiration of the two-year and one-year holding periods described above (a “disqualifying disposition”) then (a) the optionee will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares at exercise (or, if less, the amount realized on a sale of such shares) over the option price thereof and (b) the company will be entitled to deduct such amount for federal income tax purposes. Any further gain realized will be taxed as a short-term or long-term capital gain and will not result in any deduction to the company. A disqualifying disposition in the year of exercise will generally avoid the alternative minimum tax consequences of the exercise of an ISO.

Nonstatutory Stock Options. No income is realized by the optionee at the time a nonstatutory option is granted. Upon exercise, (a) ordinary income will be realized by the optionee in an amount equal to the difference between the option price and the fair market value of the shares on the date of exercise and (b) the company will receive a tax deduction for the same amount. Upon disposition of the shares, appreciation or depreciation after the date of exercise will be treated as a short-term or long-term capital gain or loss and will not result in any deduction by the company.

B-2 | TECO Energy Proxy Statement

Appendix C – 2004 Equity Incentive Plan

TECO ENERGY, INC.

2004 EQUITY INCENTIVE PLAN

1.	Purpose.

The purpose of the TECO Energy, Inc. 2004 Equity Incentive Plan (the “Plan”) is to attract and retain key employees and consultants of TECO Energy, Inc. (the “Company”) and its affiliates, to provide an incentive for them to achieve long-range performance goals, and to enable them to participate in the long-term growth of the Company by the granting of awards (“Awards”) of, or based on, the Company’s common stock, $1.00 par value (the “Common Stock”). The Plan is an amendment and restatement of the Company’s 1996 Equity Incentive Plan (the “1996 Plan”). No provision of the Plan will affect the rights and privileges of holders of outstanding Awards under the 1996 Plan.

2.	Administration.

The Plan will be administered by a committee of not less than three members of the Board of Directors of the Company appointed by the Board to administer the Plan (the “Committee”). Each member of the Committee will be a “disinterested person” or the equivalent within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended from time to time (the “Exchange Act”), and an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended from time to time (the “Code”). The Committee will select those persons to receive Awards under the Plan (“Participants”) and will determine the terms and conditions of all Awards. The Committee will have authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the operation of the Plan as it from time to time considers advisable, to interpret the provisions of the Plan and to remedy any ambiguities or inconsistencies. The Committee’s decisions will be final and binding. To the extent permitted by applicable law, the Committee may delegate to one or more executive officers of the Company the power to make Awards to Participants who are not subject to Section 16 of the Exchange Act and all determinations under the Plan with respect thereto, provided that the Committee will fix the maximum amount of such Awards for all such Participants and a maximum for any one Participant.

3.	Eligibility.

All employees and consultants of the Company (or any business entity in which the Company owns directly or indirectly 50% or more of the total voting power or has a significant financial interest as determined by the Committee) capable of contributing significantly to the successful performance of the Company, other than a person who has irrevocably elected not to be eligible, are eligible to be Participants in the Plan.

4.	Stock Available for Awards.

(a) Amount. Subject to adjustment under Subsection 4(b), Awards may be made under the Plan for up to 10,000,000 shares of Common Stock, together with all shares of Common Stock available for issue under the 1996 Plan on the effective date of the Plan (the “Unused 1996 Plan Shares”). If any Award (including any Award under the 1996 Plan) expires or is terminated unexercised or is forfeited or settled in a manner that results in fewer shares outstanding than were awarded, then the shares subject to such Award, to the extent of such expiration, termination, forfeiture or decrease, (the “Returned Shares”) will again be available for award under the Plan. Common Stock issued through the assumption or substitution of outstanding grants from an acquired company will not reduce the shares available for Awards under the Plan. Shares issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares.

(b) Adjustment. In the event that the Committee determines that any stock dividend, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares or other change affects the Common Stock such that an adjustment is required in order to preserve the benefits intended to be provided by the Plan, then the Committee (subject in the case of incentive stock options to any limitation required under the Code) will equitably adjust any or all of (i) the number and kind of shares for which Awards may be made under the Plan, (ii) the number and kind of shares subject to outstanding Awards, and (iii) the exercise price with respect to any of the foregoing. In making such adjustments, the Committee may ignore fractional shares so that the number of shares subject to any Award will be a whole number. If considered appropriate, the Committee may make provision for a cash payment with respect to all or part of an outstanding Award instead of or in addition to any such adjustment.

TECO Energy Proxy Statement | C-1

(c) Limit on Individual Grants. The maximum number of shares of Common Stock subject to Stock Options, SARs and other Awards intended to satisfy the requirements for “performance-based compensation” (within the meaning of Section 162(m) of the Code) that may be granted to any Participant in the aggregate in any calendar year will not exceed 1,000,000 shares, subject to adjustment under Subsection 4(b). With respect to any performance-based Award settled in cash, no more than $5,000,000 may be paid to any one individual with respect to each year of a Performance Period (as defined in Subsection 6(n)).

(d) Limit on Stock Awards. The maximum number of shares of Common Stock that may be granted to all Participants in the aggregate during the Term of the Plan (as defined in Subsection 7(d)) in the form of Stock Grants (as defined in Subsection 5(a)) or Stock Equivalents (as defined in Subsection 5(c)) will be 3,000,000 shares, together with a number of shares equal to the sum of (i) 30% of the Unused 1996 Plan Shares, and (ii) 30% of the Returned Shares, in each case subject to adjustment under Subsection 4(b).

5.	Types of Awards.

(a) Stock Grants. The Committee may make awards of shares of Common Stock (“Stock Grants”) upon such terms and conditions as the Committee determines, subject to the provisions of the Plan. Stock Grants may include without limitation restricted stock, performance shares, performance-accelerated restricted stock and bonus stock. Stock Grants may be issued for no cash consideration, such minimum consideration as may be required by applicable law or such other consideration as the Committee may determine.

(b) Stock Options. The Committee may grant options (“Stock Options”) to purchase shares of Common Stock at an exercise price determined by the Committee of not less than 100% of the fair market value of the Common Stock on the date of grant and upon such terms and conditions as the Committee determines, subject to the provisions of the Plan. Stock Options may include without limitation incentive stock options, nonstatutory stock options, performance-vested stock options and performance-accelerated stock options. No Stock Option may be granted under the Plan with a reload feature which provides for an automatic grant of additional or replacement options upon the exercise of the Stock Option. No Stock Option will be exercisable after the expiration of ten years from the date the Stock Option is granted. Payment of the exercise price may be made in cash or, to the extent permitted by the Committee at or after the grant of the Stock Option, pursuant to any of the following methods: (i) subject to the limitations of Subsection 6(h), by delivery of a promissory note, (ii) by actual delivery or attestation of ownership of shares of Common Stock owned by the optionee, including Stock Grants, (iii) by retaining shares otherwise issuable pursuant to the Stock Option, (iv) for consideration received by the Company under a broker-assisted cashless exercise program acceptable to the Company in its sole discretion, or (v) for such other lawful consideration as the Committee may determine.

(c) Stock Equivalents. The Committee may grant rights to receive payment from the Company based in whole or in part on the value of the Common Stock (“Stock Equivalents”) upon such terms and conditions as the Committee determines, subject to the provisions of the Plan. Stock Equivalents may include without limitation phantom stock, performance units, dividend equivalents and stock appreciation rights (“SARs”). SARs granted in tandem with a Stock Option will terminate to the extent that the related Stock Option is exercised, and the related Stock Option will terminate to the extent that the tandem SARs are exercised. An SAR will have an exercise price determined by the Committee of not less than 100% of the fair market value of the Common Stock on the date of grant, or of not less than the exercise price of the related Stock Option in the case of an SAR granted in tandem with a Stock Option. The Committee will determine at the time of grant or thereafter whether Stock Equivalents are to be settled in cash, Common Stock or other securities of the Company, other Awards or other property.

6.	General Provisions Applicable to Awards.

(a) Fair Market Value. The fair market value of the Common Stock or any other property awarded to the Participant, or accepted by the Committee in connection with any exercise of an Award, will be the fair market value of such property as determined by the Committee in good faith or in the manner established by the Committee from time to time.

(b) Transferability. Except as otherwise provided in this Subsection 6(b), an Award (i) will not be transferable other than as designated by the Participant by will or by the laws of descent and distribution, and (ii) may be exercised during the Participant’s life only by the Participant or the Participant’s guardian or legal representative. In the discretion of the Committee, any Award may be transferable upon such terms and conditions and to such extent as the Committee determines at or after grant, provided that incentive stock options may be transferable only to the extent permitted by the Code.

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(c) Documentation. Each Award under the Plan will be evidenced by a writing delivered to the Participant specifying the terms and conditions thereof and containing such other terms and conditions not inconsistent with the provisions of the Plan as the Committee considers necessary or advisable to achieve the purposes of the Plan. These terms and conditions may include without limitation performance criteria, vesting requirements, restrictions on transfer and payment rules. The Committee may establish the terms and conditions at the time the Award is granted or may provide that such terms and conditions will be determined at any time thereafter.

(d) Committee Discretion. Each type of Award may be made alone, in addition to, or in relation to any other Award. The terms of each type of Award need not be identical, and the Committee need not treat Participants uniformly. Except as otherwise provided by the Plan or a particular Award, any determination with respect to an Award may be made by the Committee at the time of grant or at any time thereafter.

(e) Dividends and Cash Awards. In the discretion of the Committee, any Award under the Plan may provide the Participant with (i) dividends or dividend equivalents payable currently or deferred with or without interest and (ii) cash payments in lieu of or in addition to an Award.

(f) Termination of Employment or Service. The Committee will determine the effect on an Award of the disability, death, retirement or other termination of employment or service of a Participant and the extent to which, and the period during which, the Participant’s legal representative, guardian or beneficiary may receive payment of an Award or exercise rights thereunder. A Participant may designate a beneficiary in a manner determined by the Committee. In the absence of an effective designation, a Participant’s beneficiary will be the Participant’s estate.

(g) Change in Control. In order to preserve a Participant’s rights under an Award in the event of a change in control of the Company as defined by the Committee (a “Change in Control”), the Committee in its discretion may, at the time an Award is made or at any time thereafter, take one or more of the following actions: (i) provide for the acceleration of any time period relating to the exercise or payment of the Award, (ii) provide for payment to the Participant of cash or other property with a fair market value equal to the amount that would have been received upon the exercise or payment of the Award had the Award been exercised or paid upon the change in control, (iii) adjust the terms of the Award in a manner determined by the Committee to reflect the change in control, (iv) cause the Award to be assumed, or new rights substituted therefor, by another entity, or (v) make such other provision as the Committee may consider equitable to the Participant and in the best interests of the Company.

(h) Loans. The Committee may authorize the making of loans or cash payments to Participants in connection with the grant or exercise of any Award under the Plan, which loans may be secured by any security, including Common Stock, underlying such Award, and which may be forgiven upon such terms and conditions as the Committee may establish at the time of such loan or at any time thereafter. Notwithstanding the foregoing, no loan may be made to any executive officer (or equivalent thereof) of the Company which would be prohibited by Section 13(k) of the Exchange Act.

(i) Withholding Taxes. The Participant will pay to the Company, or make provision satisfactory to the Committee for payment of, any taxes required by law to be withheld in respect of Awards under the Plan no later than the date of the event creating the tax liability. In the Committee’s discretion, such tax obligations may be paid in whole or in part in shares of Common Stock, including shares retained from the Award creating the tax obligation, valued at fair market value on the date of delivery or retention. The Company and its affiliates may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to the Participant.

(j) Foreign Nationals. Awards may be made to Participants who are foreign nationals or employed or performing services outside the United States on such terms and conditions different from those specified in the Plan as the Committee considers necessary or advisable to achieve the purposes of the Plan or to comply with applicable laws.

(k) Amendment of Awards. Except as provided in Subsection 6(l), the Committee may amend, modify or terminate any outstanding Award, including substituting therefor another Award of the same or a different type and changing the date of exercise or realization, provided that the Participant’s consent to such action will be required unless the action, taking into account any related action, would not adversely affect the Participant, is required by applicable law or stock exchange regulation, or is otherwise permitted by the terms of the Plan.

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(l) No Repricing of Stock Options. Notwithstanding anything to the contrary in the Plan, the Company will not engage in any repricing (within the meaning of Section 303A.08 of the New York Stock Exchange’s Listed Company Manual) of Stock Options granted under this Plan (including those granted under the 1996 Plan) without shareholder approval.

(m) Minimum Vesting Requirements. Each Stock Option and SAR granted under the Plan will vest in accordance with a schedule that does not permit more than one-third of each such Award to vest on each of the three succeeding anniversaries of the date of grant of the Award. Each Stock Grant and any full share value Stock Equivalent Award will vest in accordance with a schedule that does not permit such Award to vest prior to the third anniversary of the date of grant of the Award. These minimum vesting requirements will not, however, preclude the Committee from exercising its discretion to (i) accelerate the vesting of any Award upon retirement, termination of employment by the Company, death or disability, (ii) accelerate the vesting of any Award in accordance with Subsection 6(g), (iii) establish a shorter vesting schedule for consultants or newly-hired employees, (iv) establish a shorter vesting schedule for Awards that are granted in exchange for or in lieu of the right to receive the payment of an equivalent amount of salary, bonus or other cash compensation, or (v) establish a performance-based vesting schedule in accordance with Subsection 6(n).

(n) Code Section 162(m) Provisions. If the Committee determines at the time an Award is granted to a Participant that such Participant is, or may be as of the end of the tax year for which the Company would claim a tax deduction in connection with such Award, a “covered employee” (within the meaning of Section 162(m) of the Code), then the Committee may provide that the Participant’s right to receive cash, shares of Common Stock, or other property pursuant to such Award will be subject to the satisfaction of one or more objective performance goals (“Performance Goals”) during a period of service of at least one year designated by the Committee as applicable to the Award (“Performance Period”). Such Performance Goals will be based on one or more of the following objective criteria established by the Committee prior to the beginning of such Performance Period or within such period after the beginning of the Performance Period as will meet the requirements to be considered “pre-established performance goals” for purposes of Code Section 162(m): total shareholder return, stock price, earnings per share, net earnings, consolidated pre-tax earnings, revenues, operating income, earnings before interest and taxes, cash flow, return on equity, capital or assets, value created, operating margin, market penetration, geographic expansion, costs, and goals relating to acquisitions or divestitures, or any combination of the foregoing, including without limitation goals based on any of such measures relative to appropriate peer groups or market indices. Performance Goals may be particular to a Participant or may be based, in whole or in part, on the performance of the division, department, line of business, subsidiary, or other business unit, whether or not legally constituted, in which the Participant works or on the performance of the Company generally. Prior to the payment of any Award subject to this Subsection 9(n), the Committee will certify in writing that the Performance Goals and other material terms applicable to such Award were satisfied. Notwithstanding the attainment of the Performance Goals by a covered employee, the Committee will have the right to reduce (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant. The Committee will have the power to impose such other restrictions on Awards subject to this Subsection 9(n) as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for “performance-based compensation” within the meaning of Section 162(m) of the Code.

7.	Miscellaneous.

(a) No Right To Employment. No person will have any claim or right to be granted an Award. Neither the Plan nor any Award hereunder will be deemed to give any employee the right to continued employment or to limit the right of the Company to discharge any employee at any time.

(b) No Rights As Shareholder. Subject to the provisions of the applicable Award, no Participant or beneficiary will have any rights as a shareholder with respect to any shares of Common Stock to be distributed under the Plan until he or she becomes the holder thereof. A Participant to whom Common Stock is awarded will be considered the holder of such Common Stock at the time of the Award, except as otherwise provided in the applicable Award.

(c) Effective Date. The Plan will be effective on April 28, 2004.

(d) Amendment and Term of Plan. The Board of Directors of the Company may amend, suspend or terminate the Plan or any portion thereof at any time, subject to any shareholder approval that the Board determines to be necessary or advisable. Unless terminated earlier by the Board or extended by subsequent approval of the Company’s shareholders, the term of the Plan (“Term of Plan”) will expire on April 28, 2014, and no further Awards will be made thereafter.

(e) Governing Law. The provisions of the Plan will be governed by and interpreted in accordance with the laws of Florida.

C-4 | TECO Energy Proxy Statement

The Annual Meeting of Shareholders will be held on April 30, 2008, at 10:00 a.m.

Directions to W. F. Poe Parking Garage and TECO Plaza:

•	From Interstate 275 - coming from St. Petersburg:

•	Take Tampa downtown exit # 44 - Ashley Dr. / Scott St. / Tampa St.;

•	From Interstate 275 - coming from Ocala, or from Interstate 4 coming from Orlando:

•	Take Tampa downtown exit # 45A - Downtown Tampa East-West;

Then follow the directional sign: Downtown West–Ashley Drive.

•	Coming off the exit ramp, Ashley Drive will split to the right and Tampa Street to the left; Stay on Ashley Drive, get in the right lane.

•	Go through two stoplights (Tyler Street and Cass Street).

•	Turn right into the W. F. Poe Parking Garage and park.

•	Once parked, cross Ashley Drive at the light-controlled crosswalk. Please be aware of the construction activity around you as you walk along Polk Street to TECO Plaza.

Driving Directions | TECO Energy Proxy Statement

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” ITEMS 1.1 THROUGH 1.3, “FOR” ITEMS 2 AND 3 AND AGAINST ITEM 4.
							Please mark your votes as indicated in this example	☒

In their discretion, the proxies are also authorized to vote upon such other matters as may properly come before the meeting.

The Board of Directors recommends a vote FOR all Nominees.				The Board of Directors recommends a vote FOR proposals 2 and 3.

1. ELECTION OF DIRECTORS	FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN

1.1 Sherrill W. Hudson	☐	☐	☐	2	Vote to ratify PricewaterhouseCoopers LLP as our independent auditor for 2009.	☐	☐	☐

1.2 Joseph P. Lacher	☐	☐	☐	3	Re-approval of performance criteria under the Company’s 2004 Equity incentive plan.	☐	☐	☐

1.3 Loretta A. Penn	☐	☐	☐	The Board of Directors recommends a vote AGAINST the shareholder proposal below.

				4	Declassification of Board.	☐	☐	☐

				Mark Here for Address ☐ Change or Comments SEE REVERSE	Will l Attend Meeting	☐	YES

Signature	Signature	Date
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

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WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,

BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the annual meeting day.

INTERNET
http://www.eproxy.com/te
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR
TELEPHONE
1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders
The Proxy Statement and the 2009 Annual Report to Shareholders are available at:
http://ar.tecoenergy. com
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PROXY

TECO ENERGY, INC.

Proxy for Annual Meeting of Shareholders, April 29, 2009

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF TECO ENERGY, INC.

The undersigned hereby constitutes and appoints DuBose Ausley, John B. Ramil and Sherrill W. Hudson and any one or more of them, attorneys and proxies of the undersigned, with full power of substitution to each attorney and substitute, for and in the name of the undersigned to appear and vote all shares of Common Stock of TECO Energy, Inc. that the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Corporation to be held on April 29, 2009 at 10:00 A.M., and at any and all adjournments thereof, with all powers the undersigned would have if personally present, hereby revoking all proxies previously given.

BNY MELLON SHAREOWNER SERVICES
Address Change/Comments (Mark the corresponding box on the reverse side)	P.O . BOX 3550 SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)

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ADMISSION TICKET

2009 Annual Meeting of Shareholders

Wednesday, April 29, 2009, 10:00 A.M.

TECO Plaza

702 N. Franklin Street

Tampa, Florida 33602

Shareholders who do not present a photo ID and an admission ticket or verification of ownership may not be admitted to the meeting.

Attached below is your proxy card for the 2009 Annual Meeting of Shareholders of TECO Energy, Inc.

You may vote by Telephone, by Internet, or by Mail.

To vote by Telephone or Internet, see instructions on reverse side.

To vote by Mail, please return your proxy in the enclosed Business Reply Envelope.

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